EXHIBIT 99.1
                                                                   ------------

                                      [LOGO OMITTED - NEXEN INC.]
                          NEXEN INC. 801-7th Ave. SW Calgary, AB Canada T2P 3P7 T 403 699-4000 F 403 699-5776 www.nexeninc.com

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N E W S   R E L E A S E

                                                          For immediate release


         NEXEN REPORTS QUARTERLY RESULTS--CONTINUED PRODUCTION GROWTH
                        CONTRIBUTES TO STRONG CASH FLOW

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THIRD QUARTER HIGHLIGHTS:

      o THIRD QUARTER PRODUCTION AFTER ROYALTIES INCREASES 45% OVER 2006 TO 214,000 BOE/D (261,000 BOE/D BEFORE ROYALTIES)

      o QUARTERLY CASH FLOW OF $868 MILLION ($1.65/SHARE) AND EARNINGS OF $403 MILLION ($0.77/SHARE)

      o BUZZARD PRODUCTION RAMPS UP DURING THE QUARTER AND EXCEEDS FACILITY DESIGN RATES

      o STEAM INJECTION CONTINUES AT LONG LAKE--ON TRACK FOR BITUMEN PRODUCTION THIS WINTER AND UPGRADER START UP MID 2008

      o SIGNIFICANT EXPLORATION ACREAGE ACQUIRED IN THE GULF OF MEXICO (DEEP-WATER) AND BRITISH COLUMBIA (SHALE GAS)

      o     EARLY RESULTS FROM VICKSBURG ENCOURAGING


                                                THREE MONTHS ENDED        NINE MONTHS ENDED
                                                   SEPTEMBER 30              SEPTEMBER 30
                                              ---------------------     --------------------
(Cdn$ millions)                                  2007         2006         2007        2006
--------------------------------------------------------------------------------------------
Production (mboe/d)(1)
       Before Royalties                           261          203          251         213
       After Royalties                            214          148          204         155
Net Sales                                       1,446          997        3,985       3,016
Cash Flow from Operations(2)                      868          594        2,379       1,996
       Per Common Share ($/share)(2,3)           1.65         1.13         4.52        3.81
Net Income                                        403          199          892         524
       Per Common Share ($/share) (2,3)          0.77         0.38         1.69        1.00
Capital Expenditures(4)                           901          879        2,531       2,508
--------------------------------------------------------------------------------------------

(1) Production includes our share of Syncrude oil sands. US investors should read the Cautionary Note to US Investors at the end of this release.
(2) For reconciliation of this non-GAAP measure see Cash Flow from Operations on pg. 8.
(3) 2006 per share values have been adjusted to reflect the May 2007 two-for-one stock split.
(4)  Includes business acquisitions in 2006.

CALGARY, ALBERTA, OCTOBER 24, 2007 - Nexen reported strong financial results in the third quarter with cash flow of $868 million and net income of $403 million. These results reflect increased production from the successful ramp up of our high margin production at Buzzard. Although WTI increased during the quarter and averaged US$75.38/bbl compared to US$70.48/bbl a year ago, we were unable to retain the full benefit of the price increase due to the weakening US dollar. At the end of the quarter we were carrying almost 600,000 bbls of oil in inventory. The sale of this inventory will generate additional cash flow in the fourth quarter. Net income for the quarter includes a recovery of $55 million (after tax) for stock-based compensation expense.

While our marketing group added economic value for the quarter, for accounting purposes they reported a cash flow loss of $7 million. These results reflect the impact of soft gas markets and a sudden rise in crude oil spot prices without a corresponding rise in forward prices.

OIL AND GAS PRODUCTION

                                PRODUCTION BEFORE ROYALTIES            PRODUCTION AFTER ROYALTIES
Crude Oil, NGLs and
Natural Gas (mboe/d)            Q3 2007              Q2 2007           Q3 2007             Q2 2007
----------------------------------------------------------------   ---------------------------------
North Sea                         93                    88               93                   88
Yemen                             70                    73               39                   42
Canada                            35                    37               29                   30
United States                     31                    30               26                   26
Other Countries                    7                     6                6                    5
Syncrude                          25                    19               21                   17
                           -------------------------------------   ---------------------------------
TOTAL                            261                   253              214                  208
                           -------------------------------------   ---------------------------------

Throughout the course of the year, our production volumes have been growing. In the fourth quarter of 2006, our production volumes were 207,000 boe/d, growing to 238,000 boe/d in the first quarter of 2007, 253,000 boe/d in the second and 261,000 boe/d in the third. This translates into a 45% increase in net production volumes compared to a year ago. We expect to show continued growth in the fourth quarter and have seen production volumes as high as 280,000 boe/d with all facilities on line.

The growing production volumes reflect completed development projects in the North Sea such as Buzzard and Duart. At Syncrude, production was strong following a turnaround in the second quarter. Our assets in Yemen, Canada and Colombia continue to meet expectations.

"A number of our development projects are now on stream, but these have taken us longer to complete than we expected," said Charlie Fischer, Nexen's President and Chief Executive Officer. "As we bring these development projects on stream we are starting to achieve our target rates and our financial results are beginning to show the significant value of these projects. The full year impact of these new volumes will add to our production growth in 2008."

NORTH SEA UPDATE

At Buzzard, daily production volumes continued to increase and contributed 76,000 boe/d net (177,000 boe/d gross) to our third quarter volumes. Production has regularly exceeded facility design rates and we continue to look for debottlenecking opportunities to increase the processing capacity of the platform. We currently have sufficient well deliverability to take advantage of additional capacity that may be available.

In September, Buzzard was producing at rates as high as 220,000 boe/d gross. However, as a result of a damaged pipe in the acid gas removal system, Buzzard production has averaged approximately 175,000 boe/d gross so far this month. The damaged pipe has been repaired and rates are currently ramping back up to approximately 220,000 boe/d gross.

"We are delighted with the performance of the Buzzard field," said Fischer. "We exceeded facility design rates during the quarter and believe production at these rates can continue. In addition, the reservoir is performing well which raises our confidence in the potential for increased recovery factors and reserves over time."

As we continue to develop the field,  we are acquiring  additional  information regarding hydrogen sulphide in the reservoir. We are confident that we can maintain deliverability through existing equipment and processes until additional equipment is brought on stream in 2010. We have recently submitted an environmental impact assessment for an additional hydrogen sulphide treatment facility. The proposed facilities comprise a fourth platform with production sweetening capabilities. We plan to sanction this project early in 2008. Our preliminary analysis indicates additional capital of between approximately $350 million and $400 million net to Nexen for the facilities.

"At Buzzard, we have an attractive solution to deal with future hydrogen sulphide at a capital cost that is relatively modest considering that the field is expected to generate approximately $1.7 billion of annual pre-tax cash flow for us at design rates, assuming Brent of US$65/bbl," said Fischer.

During the quarter, production commenced from our Duart field located approximately 100 miles northeast of Aberdeen. We have a 50% non-operated interest here and production is currently ramping up to expected peak rates of approximately 3,000 bbls/d our share.

Elsewhere in the North Sea, we completed an appraisal well at Selkirk. The well confirmed commercial quantities of hydrocarbons and is currently being sidetracked. We have a 38% operated working interest here. In addition, we continue to evaluate development options for our Golden Eagle discovery. Before year end, we plan to drill appraisal wells at Bugle and Kildare, and spud one exploration well.


ETTRICK DEVELOPMENT ON TRACK FOR FIRST OIL IN 2008

Our Ettrick field development in the North Sea continues to progress well and is approximately 80% complete. The project will consist of three subsea production wells and one water injector tied back to a leased floating production, storage and offloading vessel (FPSO). The FPSO is designed to handle 30,000 bbls/d of oil, 35 mmcf/d of gas and to re-inject 55,000 bbls/d of water. Production from the field is expected to commence mid 2008 with our share averaging approximately 9,000 boe/d for the year. We hold an 80% operated working interest here.


LONG LAKE PROJECT UPDATE

At Long Lake, we continue to inject steam into the reservoir and are now starting to see bitumen in the fluid returns. We remain on track to have sufficient bitumen production for the upgrader start up in mid 2008. Depending on production ramp up and new facility uptime, bitumen production should reach capacity of approximately 72,000 bbls/d (36,000 bbls/d net to Nexen) in 2009.

"Our SAGD facilities are performing as expected and the recycling of fluid returns from the reservoir is a milestone for the project," commented Fischer.

Construction and commissioning of the upgrader continues. We recently completed the construction of the hydrocracker, the OrCrude(TM) unit and all main plant utilities. We are on track to complete construction of the gasifier, the air separation unit and sulphur recovery unit in sufficient time for first production of synthetic crude oil in mid 2008. We anticipate the upgrader will reach its full production capacity of approximately 60,000 bbls/d (30,000 bbls/d net to Nexen) of premium synthetic crude about 12 to 18 months after initial start up. Our cost estimate for Phase 1 ranges from $5.8 to $6.1 billion ($2.9 to $3.05 billion net to Nexen).

Phase 1 of Long Lake will develop approximately 10% of our 5.5 billion barrel recoverable resource using our patented process which significantly reduces the need to purchase natural gas, a key cost driver in competing technologies. This will result in a significant cost advantage for us.

"We plan to sequentially develop additional 60,000 bbls/d phases using the same technology and design as Long Lake," stated Fischer. "However, given uncertainty regarding climate change regulations and potential changes to the Alberta royalty regime, we are reviewing our overall execution strategy."

GULF OF MEXICO UPDATE

Production commenced at Wrigley on Mississippi Canyon Block 506 early in the third quarter. Based on production tests, Wrigley is capable of producing at approximately 60 mmcf/d (30 mmcf/d net to Nexen). However, limited heat exchanger capability on the third party processing facility has restricted our rates to approximately 40 mmcf/d (20 mmcf/d net to Nexen). Once rectified, we expect to deliver at full capacity rates in 2008. We have a 50% non-operated interest here.

At Aspen, we began producing from an additional development well in August. Current production from this well is averaging approximately 2,100 boe/d and we are reviewing the well completion to determine if mechanical issues in the wellbore are limiting production volumes. We have a 100% operated working interest at Aspen.

At Longhorn, located on Mississippi Canyon Blocks 546 and 502, we drilled an appraisal well during the quarter which exceeded our expectations, encountering approximately 400 feet of net gas pay in multiple sands. The original Longhorn discovery well was drilled in 2006 with a pre-drill resource estimate of between 60 and 250 bcfe for the prospect. Development of the Longhorn discovery, which would include subsea tie-backs to an existing platform, is expected to be sanctioned later this year with first production in 2009. We have a 25% non-operated interest in Longhorn.

During the quarter, we completed drilling our Vicksburg exploration well located on De Soto Canyon Block 353 in the Eastern Gulf. The well was drilled to a depth of approximately 25,400 feet and encountered hydrocarbons. The well was sidetracked and core was recovered. We are still completing our analysis of the data and core samples and early indications are encouraging. We expect to announce more information in the next quarter once our analysis is complete and future plans have been determined. We have a 25% non-operated working interest in the block.

We have a 25% operated interest in Knotty Head on Green Canyon Block 512, where our current estimate of resource for the field is between 200 and 500 mmboe. We continue to pursue rig availability to allow us to spud an appraisal well by mid 2008 and we have also contracted a new-build drilling rig which is scheduled to arrive in mid 2009.

To ensure we can continue to execute our deep-water growth strategy, we recently contracted a second new-build fifth generation dynamically positioned semi-submersible drilling rig which is scheduled for delivery in 2010. The rig contract is for two years, with day rates totaling $340 million, and provides for two optional one year extensions. This rig, together with the rig scheduled to arrive in mid 2009, is capable of drilling to depths of 35,000 feet in 8,500 feet of water.

We were recently named the high bidder on 30 offshore blocks in the Central Gulf of Mexico Outer Continental Shelf Lease Sale 205 for a total investment of $113 million net to Nexen. These awards are subject to the approval of the Minerals Management Service section of the US Department of the Interior.

"We are continuing to build our significant portfolio of exploration opportunities in the deep-water of the Gulf of Mexico," said Fischer. "These leases contain several exciting sub-salt blocks with a number of drill-ready prospects."

BRITISH COLUMBIA SHALE GAS

We have secured a material land position in northeast British Columbia on an emerging Devonian shale gas play, which has the potential to be one of the most significant shale gas plays in Canada. Last winter we drilled and cored two vertical exploration wells which will be completed and tested this winter. With success at recent land sales we currently have approximately 123,000 acres with a 100% working interest on the play, making us a significant player in the area.


OFFSHORE WEST AFRICA

The Usan field development, located in Nigeria on offshore Block OPL-222, continues to progress toward project sanction. The project will have the ability to process an average of 180,000 bbls/d of oil during the initial production plateau period through a new FPSO which contains two million barrels of storage capacity. We expect the Usan development to be formally sanctioned this year, at which time the major deep-water facilities contracts will be awarded. We have a 20% interest in exploration and development on this block.


CAPITAL UPDATE

During the first nine months of the year, we invested $2.5 billion in capital projects. For the full year, we anticipate capital spending to be between $3.5 and $3.7 billion. Capital increases reflect additional investment at Long Lake and recent success at land sales in the Gulf of Mexico deep-water and in northeast British Columbia shale gas.

"We are currently developing our 2008 capital budget, and in light of uncertainty surrounding proposed changes to Alberta's royalty regime, we are reviewing our strategy with respect to coalbed methane and future oil sands development," stated Fischer. "Should changes go ahead as proposed by the Alberta Royalty Review Panel, our portfolio of opportunities provides us with many choices to invest capital where overall returns are attractive."


QUARTERLY DIVIDEND

The Board of Directors has declared the regular quarterly dividend of $0.025 per common share payable January 1, 2008 to shareholders of record on December 10, 2007. Shareholders are advised that the dividend is an eligible dividend for Canadian Income Tax purposes.

Nexen Inc. is an independent, Canadian-based global energy company, listed on the Toronto and New York stock exchanges under the symbol NXY. We are uniquely positioned for growth in the North Sea, deep-water Gulf of Mexico, the Athabasca oil sands of Alberta, the Middle East and offshore West Africa. We add value for shareholders through successful full-cycle oil and gas exploration and development and leadership in ethics, integrity and environmental protection.


For further information, please contact:

MICHAEL J. HARRIS, CA
Vice President, Investor Relations
(403) 699-4688

LAVONNE ZDUNICH, CA
Analyst, Investor Relations
(403) 699-5821

SEAN NOE, P.ENG
Analyst, Investor Relations
(403) 699-4494

801 - 7th Ave SW
Calgary, Alberta, Canada T2P 3P7
WWW.NEXENINC.COM

CONFERENCE CALL

Charlie Fischer, President and CEO, and Kevin Reinhart, Vice President, Corporate Planning and Business Development, will host a conference call to discuss our third quarter financial and operating results and expectations for the future.

Date:    October 24, 2007
Time:    7:00 a.m. Mountain Time (9:00 a.m. Eastern Time)

To listen to the conference call, please call one of the following:

416-641-6125 (Toronto)
866-542-4236 (North American toll-free)
800-8989-6323 (Global toll-free)

A replay of the call will be available for two weeks starting at 9:00 a.m. Mountain Time, by calling 416-695-5800 (Toronto) or 800-408-3053 (toll-free) passcode 3239085 followed by the pound sign.

A live and on demand webcast of the conference call will be available at www.nexeninc.com.

FORWARD-LOOKING STATEMENTS

CERTAIN STATEMENTS IN THIS REPORT CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, SECTION 21E OF THE UNITED STATES SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND SECTION 27A OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED. SUCH STATEMENTS ARE GENERALLY IDENTIFIABLE BY THE TERMINOLOGY USED SUCH AS "ANTICIPATE", "BELIEVE", "INTEND", "PLAN", "EXPECT", "ESTIMATE", "BUDGET", "OUTLOOK" OR OTHER SIMILAR WORDS, AND INCLUDE STATEMENTS RELATING TO EXPECTED FULL YEAR PRODUCTION, CASH FLOW AND CAPITAL EXPENDITURES AS WELL AS FUTURE PRODUCTION ASSOCIATED WITH OUR COALBED METHANE, LONG LAKE, SYNCRUDE, NORTH SEA, GULF OF MEXICO, YEMEN, WEST AFRICA AND OTHER PROJECTS.

THE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE ACTUAL RESULTS, LEVELS OF ACTIVITY AND ACHIEVEMENTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH STATEMENTS. SUCH FACTORS INCLUDE, AMONG OTHERS: MARKET PRICES FOR OIL AND GAS AND CHEMICALS PRODUCTS; OUR ABILITY TO EXPLORE, DEVELOP, PRODUCE AND TRANSPORT CRUDE OIL AND NATURAL GAS TO MARKETS; THE RESULTS OF EXPLORATION AND DEVELOPMENT DRILLING AND RELATED ACTIVITIES; VOLATILITY IN ENERGY TRADING MARKETS; FOREIGN-CURRENCY EXCHANGE RATES; ECONOMIC CONDITIONS IN THE COUNTRIES AND REGIONS IN WHICH WE CARRY ON BUSINESS; GOVERNMENTAL ACTIONS INCLUDING CHANGES TO TAXES OR ROYALTIES, CHANGES IN ENVIRONMENTAL AND OTHER LAWS AND REGULATIONS; RENEGOTIATIONS OF CONTRACTS; RESULTS OF LITIGATION, ARBITRATION OR REGULATORY PROCEEDINGS; AND POLITICAL UNCERTAINTY, INCLUDING ACTIONS BY TERRORISTS, INSURGENT OR OTHER GROUPS, OR OTHER ARMED CONFLICT, INCLUDING CONFLICT BETWEEN STATES. THE IMPACT OF ANY ONE RISK, UNCERTAINTY OR FACTOR ON A PARTICULAR FORWARD-LOOKING STATEMENT IS NOT DETERMINABLE WITH CERTAINTY AS THESE FACTORS ARE INTERDEPENDENT, AND MANAGEMENT'S FUTURE COURSE OF ACTION WOULD DEPEND ON OUR ASSESSMENT OF ALL INFORMATION AT THAT TIME. ANY STATEMENTS AS TO POSSIBLE FUTURE CRUDE OIL, NATURAL GAS OR CHEMICALS PRICES, FUTURE PRODUCTION LEVELS, FUTURE COST RECOVERY OIL REVENUES FROM OUR YEMEN OPERATIONS, FUTURE CAPITAL EXPENDITURES AND THEIR ALLOCATION TO EXPLORATION AND DEVELOPMENT ACTIVITIES, FUTURE ASSET DISPOSITIONS, FUTURE SOURCES OF FUNDING FOR OUR CAPITAL PROGRAM, FUTURE DEBT LEVELS, POSSIBLE COMMERCIALITY, DEVELOPMENT PLANS OR CAPACITY EXPANSIONS, FUTURE ABILITY TO EXECUTE DISPOSITIONS OF ASSETS OR BUSINESSES, FUTURE CASH FLOWS AND THEIR USES, FUTURE DRILLING OF NEW WELLS, ULTIMATE RECOVERABILITY OF RESERVES, EXPECTED FINDING AND DEVELOPMENT COSTS,
EXPECTED OPERATING COSTS, FUTURE DEMAND FOR CHEMICALS PRODUCTS, FUTURE EXPENDITURES AND FUTURE ALLOWANCES RELATING TO ENVIRONMENTAL MATTERS AND DATES BY WHICH CERTAIN AREAS WILL BE DEVELOPED OR WILL COME ON STREAM, AND CHANGES IN ANY OF THE FOREGOING ARE FORWARD-LOOKING STATEMENTS.

ALTHOUGH WE BELIEVE THAT THE EXPECTATIONS CONVEYED BY THE FORWARD-LOOKING STATEMENTS ARE REASONABLE BASED ON INFORMATION AVAILABLE TO US ON THE DATE SUCH FORWARD-LOOKING STATEMENTS WERE MADE, NO ASSURANCES CAN BE GIVEN AS TO FUTURE RESULTS, LEVELS OF ACTIVITY AND ACHIEVEMENTS. READERS SHOULD ALSO REFER TO ITEMS 1A AND 7A IN OUR 2006 ANNUAL REPORT ON FORM 10-K FOR FURTHER DISCUSSION OF THE RISK FACTORS.

CAUTIONARY NOTE TO US INVESTORS - THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (SEC) PERMITS OIL AND GAS COMPANIES, IN THEIR FILINGS WITH THE SEC, TO DISCUSS ONLY PROVED RESERVES THAT ARE SUPPORTED BY ACTUAL PRODUCTION OR CONCLUSIVE FORMATION TESTS TO BE ECONOMICALLY AND LEGALLY PRODUCIBLE UNDER EXISTING ECONOMIC AND OPERATING CONDITIONS. IN THIS PRESS RELEASE, WE MAY REFER TO "RECOVERABLE RESERVES", "PROBABLE RESERVES" AND "RECOVERABLE RESOURCES" WHICH ARE INHERENTLY MORE UNCERTAIN THAN PROVED RESERVES. THESE TERMS ARE NOT USED IN OUR FILINGS WITH THE SEC. OUR RESERVES AND RELATED PERFORMANCE MEASURES REPRESENT OUR WORKING INTEREST BEFORE ROYALTIES, UNLESS OTHERWISE INDICATED. PLEASE REFER TO OUR ANNUAL REPORT ON FORM 10-K AVAILABLE FROM US OR THE SEC FOR FURTHER RESERVE DISCLOSURE.

IN ADDITION, UNDER SEC REGULATIONS, THE SYNCRUDE OIL SANDS OPERATIONS ARE CONSIDERED MINING ACTIVITIES RATHER THAN OIL AND GAS ACTIVITIES. PRODUCTION, RESERVES AND RELATED MEASURES IN THIS RELEASE INCLUDE RESULTS FROM THE COMPANY'S SHARE OF SYNCRUDE.

CAUTIONARY NOTE TO CANADIAN INVESTORS - NEXEN IS REQUIRED TO DISCLOSE OIL AND GAS ACTIVITIES UNDER NATIONAL INSTRUMENT 51-101-- STANDARDS OF DISCLOSURE FOR OIL AND GAS ACTIVITIES (NI 51-101). HOWEVER, THE CANADIAN SECURITIES REGULATORY AUTHORITIES (CSA) HAVE GRANTED US EXEMPTIONS FROM CERTAIN PROVISIONS OF NI 51-101 TO PERMIT US STYLE DISCLOSURE. THESE EXEMPTIONS WERE SOUGHT BECAUSE WE ARE A US SECURITIES AND EXCHANGE COMMISSION (SEC) REGISTRANT AND OUR SECURITIES REGULATORY DISCLOSURES, INCLUDING FORM 10-K AND OTHER RELATED FORMS, MUST COMPLY WITH SEC REQUIREMENTS. OUR DISCLOSURES MAY DIFFER FROM THOSE CANADIAN COMPANIES WHO HAVE NOT RECEIVED SIMILAR EXEMPTIONS UNDER NI 51-101.

PLEASE READ THE "SPECIAL NOTE TO CANADIAN INVESTORS" IN ITEM 7A IN OUR 2006 ANNUAL REPORT ON FORM 10-K, FOR A SUMMARY OF THE EXEMPTION GRANTED BY THE CSA AND THE MAJOR DIFFERENCES BETWEEN SEC REQUIREMENTS AND NI 51-101. THE SUMMARY IS NOT INTENDED TO BE ALL-INCLUSIVE OR TO CONVEY SPECIFIC ADVICE. RESERVE ESTIMATION IS HIGHLY TECHNICAL AND REQUIRES PROFESSIONAL COLLABORATION AND JUDGMENT. THE DIFFERENCES BETWEEN SEC REQUIREMENTS AND NI 51-101 MAY BE MATERIAL.

OUR PROBABLE RESERVES DISCLOSURE APPLIES THE SOCIETY OF PETROLEUM ENGINEERS/WORLD PETROLEUM COUNCIL (SPE/WPC) DEFINITION FOR PROBABLE RESERVES. THE CANADIAN OIL AND GAS EVALUATION HANDBOOK STATES THERE SHOULD NOT BE A SIGNIFICANT DIFFERENCE IN ESTIMATED PROBABLE RESERVE QUANTITIES USING THE SPE/WPC DEFINITION VERSUS NI 51-101.

IN THIS PRESS RELEASE, WE REFER TO OIL AND GAS IN COMMON UNITS CALLED BARREL OF OIL EQUIVALENT (BOE). A BOE IS DERIVED BY CONVERTING SIX THOUSAND CUBIC FEET OF GAS TO ONE BARREL OF OIL (6MCF:1BBL). THIS CONVERSION MAY BE MISLEADING, PARTICULARLY IF USED IN ISOLATION, SINCE THE 6MCF:1BBL RATIO IS BASED ON AN ENERGY EQUIVALENCY AT THE BURNER TIP AND DOES NOT REPRESENT THE VALUE EQUIVALENCY AT THE WELL HEAD.

NEXEN INC.
FINANCIAL HIGHLIGHTS
                                                        Three Months             Nine Months
                                                    Ended September 30       Ended September 30
(Cdn$ millions)                                        2007       2006          2007       2006
-----------------------------------------------------------------------------------------------
Net Sales                                             1,446        997         3,985      3,016
Cash Flow from Operations                               868        594         2,379      1,996
     Per Common Share ($/share) (1)                    1.65       1.13          4.52       3.81
Net Income                                              403        199           892        524
     Per Common Share ($/share) (1)                    0.77       0.38          1.69       1.00
Capital Investment, including Acquisitions (2)          901        879         2,531      2,508
Net Debt (3)                                          4,393      4,161         4,393      4,161
Common Shares Outstanding (millions of shares) (1)    527.4      524.6         527.4      524.6
                                                   --------------------------------------------

(1) Restated to reflect a two-for-one stock split in the second quarter of 2007.
(2) Includes oil and gas development, exploration, and expenditures for other property, plant and equipment.
(3) Net Debt is defined as long-term debt and short-term borrowings, less cash and cash equivalents.

CASH FLOW FROM OPERATIONS (1)
                                                      Three Months             Nine Months
                                                  Ended September 30      Ended September 30
(Cdn$ millions)                                      2007       2006          2007      2006
-----------------------------------------------------------------------------------------------
Oil & Gas and Syncrude
     Yemen (2)                                        171        223           511       688
     Canada                                            35         56           130       188
     United States                                    109        172           355       446
     United Kingdom                                   563         83         1,416       385
     Other Countries                                   29         25            61        75
     Marketing                                         (7)        41            64       285
     Syncrude                                         102         85           229       175
                                                 ----------------------------------------------
                                                    1,002        685         2,766     2,242
Chemicals                                              26         20            62        66
                                                 ----------------------------------------------
                                                    1,028        705         2,828     2,308
Interest and Other Corporate Items                    (89)       (75)         (276)     (179)
Income Taxes (3)                                      (71)       (36)         (173)     (133)
                                                 ----------------------------------------------
Cash Flow from Operations (1)                         868        594         2,379     1,996
                                                 ==============================================

(1) Defined as cash flow from operating activities before changes in non-cash working capital and other. We evaluate our performance and that of our business segments based on earnings and cash flow from operations. Cash flow from operations is a non-GAAP term that represents cash generated from operating activities before changes in non-cash working capital and other. We consider it a key measure as it demonstrates our ability and the ability of our business segments to generate the cash flow necessary to fund future growth through capital investment and repay debt. Cash flow from operations may not be comparable with the calculation of similar measures for other companies.

    RECONCILIATION OF CASH FLOW FROM OPERATIONS                        Three Months           Nine Months
                                                                    Ended September 30    Ended September 30
    (Cdn$ millions)                                                  2007         2006       2007       2006
    ----------------------------------------------------------------------------------------------------------
    Cash Flow from Operating Activities                             1,097          676      2,127      1,784
    Changes in Non-Cash Working Capital                              (253)        (212)        19         92
    Other                                                              30           16        253         43
    Amortization of Premium for Crude Oil Put Options                  (6)         (20)       (20)       (57)
    Provision for Non-Recurring Arbitration                             -          134          -        134
                                                                ----------------------------------------------
       Cash Flow from Operations                                      868          594      2,379      1,996
                                                                ==============================================

    Weighted-average Number of Common Shares Outstanding
        (millions of shares)                                        527.4        524.6      526.8      524.0
                                                                ----------------------------------------------
    Cash Flow from Operations Per Common Share ($/share)             1.65         1.13       4.52       3.81
                                                                ==============================================

(2) After in-country cash taxes of $65 million for the three months ended September 30, 2007 (2006 - $76 million) and $174 million for the nine months ended September 30, 2007 (2006 - $224 million).

(3) Excludes in-country cash taxes in Yemen.

NEXEN INC.
PRODUCTION VOLUMES (BEFORE ROYALTIES) (1)


                                                     Three Months              Nine Months
                                                 Ended September 30       Ended September 30
                                                     2007      2006          2007       2006
-----------------------------------------------------------------------------------------------
Crude Oil and NGLs (mbbls/d)
     Yemen                                           69.8      90.5          73.3       96.0
     Canada                                          17.0      19.2          17.3       20.7
     United States                                   14.2      16.7          17.3       17.9
     United Kingdom                                  90.0      12.8          77.2       15.2
     Other Countries                                  6.5       6.7           6.2        6.4
   Syncrude (2)                                      25.2      20.5          21.9       17.6
                                                ---------------------------------------------
                                                    222.7     166.4         213.2      173.8
                                                ---------------------------------------------
Natural Gas (mmcf/d)
     Canada                                           111       106           115        105
     United States                                     98       105            95        111
     United Kingdom                                    18        11            15         22
                                                ---------------------------------------------
                                                      227       222           225        238
                                                ---------------------------------------------

Total Production (mboe/d)                             261       203           251        213
                                                =============================================

PRODUCTION VOLUMES (AFTER ROYALTIES)

                                                     Three Months              Nine Months
                                                 Ended September 30       Ended September 30
                                                     2007      2006          2007       2006
-----------------------------------------------------------------------------------------------
Crude Oil and NGLs (mbbls/d)
     Yemen                                           39.0      49.5          41.8       51.8
     Canada                                          12.9      14.6          13.5       16.2
     United States                                   12.5      14.6          15.3       15.7
     United Kingdom                                  90.0      12.8          77.2       15.2
     Other Countries                                  6.0       6.2           5.7        5.8
   Syncrude (2)                                      21.1      18.2          18.8       15.8
                                                ---------------------------------------------
                                                    181.5     115.9         172.3      120.5
                                                ---------------------------------------------
Natural Gas (mmcf/d)
     Canada                                            94        90            96         89
     United States                                     83        89            81         94
     United Kingdom                                    18        11            15         22
                                                ---------------------------------------------
                                                      195       190           192        205
                                                ---------------------------------------------

Total Production (mboe/d)                             214       148           204        155
                                                =============================================

(1) We have presented production volumes before royalties as we measure our performance on this basis consistent with other Canadian oil and gas companies.

(2) Considered a mining operation for US reporting purposes.

NEXEN INC.
OIL AND GAS PRICES AND CASH NETBACK (1)

                                                                                                                       TOTAL
                                                   Quarters - 2007                        Quarters - 2006              YEAR
                                              ------------------------------------------------------------------------------
(all dollar amounts in Cdn$ unless noted)        1st       2nd      3rd        1st       2nd       3rd       4th       2006
----------------------------------------------------------------------------------------------------------------------------
PRICES:
WTI Crude Oil (US$/bbl)                        58.16     65.03     75.38     63.48      70.70     70.48     60.21     66.22
Nexen Average - Oil (Cdn$/bbl)                 61.69     72.27     75.86     63.11      72.90     73.06     60.89     67.50
NYMEX Natural Gas (US$/mmbtu)                   7.18      7.66      6.24      7.87       6.67      6.14      7.26      6.99
Nexen Average - Gas (Cdn$/mcf)                  7.58      7.52      5.80      8.71       6.68      6.39      6.84      7.18
----------------------------------------------------------------------------------------------------------------------------

NETBACKS:
CANADA - HEAVY OIL
Sales (mbbls/d)                                 17.8      17.2      16.9      21.9       20.1      19.0      18.3      19.8

Price Received ($/bbl)                         41.71     41.89     46.76     30.00      51.67     52.95     37.61     42.79
Royalties & Other                               9.16      9.52     10.93      6.25      11.38     12.55      8.43      9.58
Operating Costs                                13.65     15.14     14.53     11.47      11.66     12.61     12.98     12.15
----------------------------------------------------------------------------------------------------------------------------
Netback                                        18.90     17.23     21.30     12.28      28.63     27.79     16.20     21.06
----------------------------------------------------------------------------------------------------------------------------
CANADA - NATURAL GAS
Sales (mmcf/d)                                   118       116       112       106        104       106       118       108

Price Received ($/mcf)                          7.16      7.06      5.17      7.65       6.21      5.78      6.37      6.49
Royalties & Other                               1.26      1.09      0.78      1.17       0.89      0.90      0.98      0.97
Operating Costs                                 1.59      1.81      2.52      1.27       1.33      1.33      1.64      1.38
----------------------------------------------------------------------------------------------------------------------------
Netback                                         4.31      4.16      1.87      5.21       3.99      3.55      3.75      4.14
----------------------------------------------------------------------------------------------------------------------------
YEMEN
Sales (mbbls/d)                                 77.5      72.7      69.9     102.6       94.5      88.8      85.1      92.7

Price Received ($/bbl)                         63.02     77.34     78.27     68.32      76.86     76.08     64.90     71.57
Royalties & Other                              28.17     33.84     34.73     32.73      34.60     34.80     26.76     32.32
Operating Costs                                 6.07      6.29      6.72      3.88       4.39      4.53      5.11      4.45
In-country Taxes                                6.38      9.89     10.03      7.20       9.46      9.29      7.94      8.45
----------------------------------------------------------------------------------------------------------------------------
Netback                                        22.40     27.32     26.79     24.51      28.41     27.46     25.09     26.35
----------------------------------------------------------------------------------------------------------------------------
SYNCRUDE
Sales (mbbls/d)                                 21.4      19.0      25.2      14.8       17.4      20.5      21.9      18.7

Price Received ($/bbl)                         70.03     77.12     82.09     69.95      79.50     77.53     63.37     72.32
Royalties & Other                               8.26     10.33     13.42      6.68       7.95      8.54      4.79      6.93
Operating Costs                                24.40     29.91     22.37     40.12      27.84     21.69     24.42     27.53
----------------------------------------------------------------------------------------------------------------------------
Netback                                        37.37     36.88     46.30     23.15      43.71     47.30     34.16     37.86
----------------------------------------------------------------------------------------------------------------------------

(1) Defined as average sales price less royalties and other, operating costs, and in-country taxes in Yemen.

NEXEN INC.
OIL AND GAS PRICES AND CASH NETBACK (1) (CONTINUED)

                                                                                                                     TOTAL
                                                    Quarters - 2007                      Quarters - 2006              YEAR
                                          ---------------------------------------------------------------------------------
(all dollar amounts in Cdn$ unless noted)       1st       2nd      3rd        1st       2nd       3rd       4th       2006
---------------------------------------------------------------------------------------------------------------------------
UNITED STATES
Crude Oil:
   Sales (mbbls/d)                             21.6      16.0      14.1      19.3       17.8      16.7      14.6      17.0
   Price Received ($/bbl)                     58.49     68.18     74.43     63.73      70.23     70.23     58.09     65.80
Natural Gas:
   Sales (mmcf/d)                               101        86        98       120        107       105       111       111
   Price Received ($/mcf)                      8.58      8.85      6.75      9.06       7.51      7.18      7.56      7.86
Total Sales Volume (mboe/d)                    38.4      30.4      30.5      39.3       35.6      34.1      33.0      35.5

Price Received ($/boe)                        55.44     61.04     56.28     58.97      57.60     56.35     50.97     56.12
Royalties & Other                              6.78      7.71      7.28      7.96       7.62      7.42      7.06      7.53
Operating Costs                                8.11      9.46      7.40      8.47       7.00      8.42      8.78      8.17
---------------------------------------------------------------------------------------------------------------------------
Netback                                       40.55     43.87     41.60     42.54      42.98     40.51     35.13     40.42
---------------------------------------------------------------------------------------------------------------------------
UNITED KINGDOM
Crude Oil:
   Sales (mbbls/d)                             58.8      87.2      83.6      17.6       17.9      13.8      16.2      16.3
   Price Received ($/bbl)                     64.33     74.07     78.06     69.02      73.24     77.73     65.67     71.19
Natural Gas:
   Sales (mmcf/d)                                13        13        16        24         29        10        15        19
   Price Received ($/mcf)                      3.87      3.32      4.99     11.82       5.52      5.57      5.52      7.43
Total Sales Volume (mboe/d)                    60.8      89.3      86.3      21.5       22.8      15.4      18.6      19.6

Price Received ($/boe)                        62.92     72.75     76.56     69.37      64.59     73.13     61.38     66.81
Royalties & Other                                 -         -         -         -          -         -         -         -
Operating Costs                                9.60      6.59      6.28     11.24       9.59     15.12     10.18     11.28
---------------------------------------------------------------------------------------------------------------------------
Netback                                       53.32     66.16     70.28     58.13      55.00     58.01     51.20     55.53
---------------------------------------------------------------------------------------------------------------------------
OTHER COUNTRIES
Sales (mbbls/d)                                 5.8       6.2       6.5       5.8        6.6       6.7       6.0       6.3

Price Received ($/bbl)                        59.81     68.04     76.29     58.81      69.63     74.05     60.22     66.09
Royalties & Other                              4.80      5.62      6.46      4.71       5.92      6.33      4.89      5.51
Operating Costs                                2.97      3.39      3.34      2.27       2.74      2.55      3.93      2.87
---------------------------------------------------------------------------------------------------------------------------
Netback                                       52.04     59.03     66.49     51.83      60.97     65.17     51.40     57.71
---------------------------------------------------------------------------------------------------------------------------

COMPANY-WIDE
Oil and Gas Sales (mboe/d)                    241.5     254.1     253.9     223.5      214.5     202.1     202.6     210.6

Price Received ($/boe)                        59.13     68.48     69.82     61.11      66.78     66.82     56.95     62.92
Royalties & Other                             12.26     12.65     13.02     18.04      18.95     19.25     14.38     17.68
Operating Costs                                9.67      9.41      9.26      8.78       8.21      8.72      9.40      8.77
In-country Taxes                               2.05      2.83      2.76      3.31       4.17      4.08      3.33      3.72
---------------------------------------------------------------------------------------------------------------------------
Netback                                       35.15     43.59     44.78     30.98      35.45     34.77     29.84     32.75
---------------------------------------------------------------------------------------------------------------------------

(1) Defined as average sales price less royalties and other, operating costs, and in-country taxes in Yemen.

NEXEN INC.
UNAUDITED CONSOLIDATED STATEMENT OF INCOME
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30
Cdn$ millions, except per share amounts

                                                                        Three Months               Nine Months
                                                                     Ended September 30         Ended September 30
                                                                      2007         2006          2007         2006
-------------------------------------------------------------------------------------------------------------------
REVENUES AND OTHER INCOME
    Net Sales                                                        1,446          997         3,985        3,016
    Marketing and Other (Note 13)                                      226          287           773        1,089
                                                               ----------------------------------------------------
                                                                     1,672        1,284         4,758        4,105
                                                               ----------------------------------------------------
EXPENSES
    Operating                                                          283          229           862          702
    Depreciation, Depletion, Amortization and Impairment               349          244         1,043          770
    Transportation and Other                                           238          333           694          796
    General and Administrative                                           7           51           247          379
    Exploration                                                         67           82           221          231
    Interest (Note 6)                                                   40           15           134           35
                                                               ----------------------------------------------------
                                                                       984          954         3,201        2,913
                                                               ----------------------------------------------------

INCOME BEFORE INCOME TAXES                                             688          330         1,557        1,192
                                                               ----------------------------------------------------

PROVISION FOR INCOME TAXES
    Current                                                            136          112           347          357
    Future                                                             142           16           303          299
                                                               ----------------------------------------------------
                                                                       278          128           650          656
                                                               ----------------------------------------------------

NET INCOME BEFORE NON-CONTROLLING INTERESTS                            410          202           907          536
    Less: Net Income Attributable to Non-Controlling Interests          (7)          (3)          (15)         (12)
                                                               ----------------------------------------------------

NET INCOME                                                             403          199           892          524
                                                               ====================================================

EARNINGS PER COMMON SHARE ($/share)
    Basic (Note 11)                                                   0.77          0.38         1.69         1.00
                                                               ====================================================

    Diluted (Note 11)                                                 0.75          0.37         1.66         0.97
                                                               ====================================================


SEE ACCOMPANYING NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

NEXEN INC.
UNAUDITED CONSOLIDATED BALANCE SHEET
Cdn$ millions, except share amounts

                                                                            September 30     December 31
                                                                                    2007            2006
----------------------------------------------------------------------------------------------------------
ASSETS
    CURRENT ASSETS
      Cash and Cash Equivalents                                                      172             101
      Restricted Cash and Margin Deposits                                            176             197
      Accounts Receivable (Note 2)                                                 2,683           2,951
      Inventories and Supplies (Note 3)                                              628             786
      Future Income Tax Assets                                                        73             479
      Other                                                                           77              67
                                                                           -------------------------------
         Total Current Assets                                                      3,809           4,581
                                                                           -------------------------------

    PROPERTY, PLANT AND EQUIPMENT
      Net of Accumulated Depreciation, Depletion, Amortization and
                  Impairment of $6,539 (December 31, 2006 - $6,399)               12,291          11,739
    FUTURE INCOME TAX ASSETS                                                         167             141
    DEFERRED CHARGES AND OTHER ASSETS (Note 4)                                       276             318
    GOODWILL                                                                         328             377
                                                                           -------------------------------
TOTAL ASSETS                                                                      16,871          17,156
                                                                           ===============================

LIABILITIES AND SHAREHOLDERS' EQUITY
    CURRENT LIABILITIES
      Short-Term Borrowings (Note 6)                                                  -              158
      Accounts Payable and Accrued Liabilities                                     3,408           3,879
      Accrued Interest Payable                                                        67              55
      Dividends Payable                                                               13              13
                                                                           -------------------------------
         Total Current Liabilities                                                 3,488           4,105
                                                                           -------------------------------

    LONG-TERM DEBT (Note 6)                                                        4,565           4,673
    FUTURE INCOME TAX LIABILITIES                                                  2,231           2,468
    ASSET RETIREMENT OBLIGATIONS (Note 7)                                            701             683
    DEFERRED CREDITS AND OTHER LIABILITIES (Note 8)                                  396             516
    NON-CONTROLLING INTERESTS                                                         75              75

    SHAREHOLDERS' EQUITY (Note 10)
      Common Shares, no par value
        Authorized:        Unlimited
        Outstanding:       2007 - 527,429,968 shares
                           2006 - 525,026,412 shares                                 891             821
      Contributed Surplus                                                              3               4
      Retained Earnings                                                            4,825           3,972
      Accumulated Other Comprehensive Income (Note 1)                               (304)           (161)
                                                                           -------------------------------
         Total Shareholders' Equity                                                5,415           4,636
                                                                           -------------------------------
    COMMITMENTS, CONTINGENCIES AND GUARANTEES (Note 14)

                                                                           -------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                        16,871          17,156
                                                                           ===============================

SEE ACCOMPANYING NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

NEXEN INC.
UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30
Cdn$ millions

                                                                          Three Months               Nine Months
                                                                       Ended September 30         Ended September 30
                                                                        2007         2006         2007          2006
----------------------------------------------------------------------------- ------------ ------------- ------------
 OPERATING ACTIVITIES
    Net Income                                                           403          199          892           524
    Charges and Credits to Income not Involving Cash (Note 12)           404          199        1,286         1,164
    Exploration Expense                                                   67           82          221           231
    Changes in Non-Cash Working Capital (Note 12)                        253          212          (19)          (92)
    Other                                                                (30)         (16)        (253)          (43)
                                                                   --------------------------------------------------
                                                                       1,097          676        2,127         1,784

FINANCING ACTIVITIES
    Proceeds from Long-Term Notes                                          -            -        1,660             -
    Proceeds from (Repayment of) Term Credit Facilities, Net             188          136         (767)          551
    Proceeds from Term Credit Facilities of Canexus                       12            6           45             4
    Repayment of Medium-Term Notes                                      (150)           -         (150)            -
    Proceeds from (Repayment of) Short-Term Borrowings, Net              (60)          37         (152)          122
    Dividends on Common Shares (Note 10)                                 (13)         (13)         (39)          (39)
    Issue of Common Shares and Exercise of Stock Options                   4            4           44            41
    Other                                                                 (8)          (7)         (43)          (21)
                                                                   --------------------------------------------------
                                                                         (27)         163          598           658

INVESTING ACTIVITIES
    Capital Expenditures
      Exploration and Development                                       (772)        (844)      (2,309)       (2,330)
      Proved Property Acquisitions                                      (104)          (9)        (150)          (12)
      Chemicals, Corporate and Other                                     (25)         (26)         (72)          (88)
    Business Acquisitions, Net of Cash Acquired                            -            -            -           (78)
    Proceeds on Disposition of Assets                                      -            -            -            25
    Changes in Restricted Cash and Margin Deposits                      (103)         (52)         (21)          (40)
    Changes in Non-Cash Working Capital (Note 12)                        (33)          56           11           115
    Other                                                                 (1)         (18)         (15)          (22)
                                                                   --------------------------------------------------
                                                                      (1,038)        (893)      (2,556)       (2,430)


EFFECT OF EXCHANGE RATE CHANGES ON CASH
    AND CASH EQUIVALENTS                                                 (18)          (1)         (98)          (29)
                                                                   --------------------------------------------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                          14          (55)          71           (17)

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD                          158           86          101            48
                                                                   --------------------------------------------------

CASH AND CASH EQUIVALENTS - END OF PERIOD                                172           31          172            31
                                                                   ===================================================

SEE ACCOMPANYING NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

NEXEN INC.
UNAUDITED CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30
Cdn$ millions

                                                                            Three Months               Nine Months
                                                                         Ended September 30         Ended September 30
                                                                          2007         2006          2007         2006
-----------------------------------------------------------------------------------------------------------------------
COMMON SHARES
    Balance at Beginning of Period                                         893          799           821          732
      Issue of Common Shares                                                 3            2            28           28
      Proceeds from Options Exercised for Shares                             1            2            16           13
      Accrued Liability Relating to Options Exercised for Shares            (6)           6            26           36
                                                                    ---------------------------------------------------
    Balance at End of Period                                               891          809           891          809
                                                                    ===================================================

CONTRIBUTED SURPLUS
    Balance at Beginning of Period                                           5            3             4            2
      Stock-Based Compensation Expense                                       -            -             1            1
      Exercise of Stock Options                                             (2)           -            (2)           -
                                                                    ---------------------------------------------------
    Balance at End of Period                                                 3            3             3            3
                                                                    ===================================================

RETAINED EARNINGS
    Balance at Beginning of Period                                       4,435        3,722         3,972        3,423
      Net Income                                                           403          199           892          524
      Dividends on Common Shares                                           (13)         (13)          (39)         (39)
                                                                    ---------------------------------------------------
    Balance at End of Period                                             4,825        3,908         4,825        3,908
                                                                    ===================================================

ACCUMULATED OTHER COMPREHENSIVE INCOME
    Balance at Beginning of Period                                        (253)        (230)         (161)           -
      Opening Cumulative Foreign Currency Translation Adjustment             -            -            -          (161)
      (Note 1)
      Opening Derivatives Designated as Cash Flow Hedges (Note 1)            -            -            61            -
      Other Comprehensive Income                                           (51)          (2)         (204)         (71)
                                                                    ---------------------------------------------------
    Balance at End of Period                                              (304)        (232)         (304)        (232)
                                                                    ====================================================

NEXEN INC.
UNAUDITED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30
Cdn$ millions
                                                                              Three Months            Nine Months
                                                                           Ended September 30      Ended September 30
                                                                            2007         2006       2007         2006
----------------------------------------------------------------------------------------------------------------------
    Net Income                                                               403          199        892          524
    Other Comprehensive Loss, Net of Income Taxes:
      Foreign Currency Translation Adjustment:
        Net Losses on Investment in Self-Sustaining Foreign Operations      (327)           -       (822)        (218)
        Net Gains on Hedges of Self-Sustaining Foreign Operations (1)        276           (2)       679          145
        Realized Translation Adjustments Recognized in Net Income (2)          -            -          -            2
      Cash Flow Hedges:
        Realized Mark-to-Market Gains Recognized in Net Income                 -            -        (61)           -
                                                                       -----------------------------------------------
      Other Comprehensive Loss                                               (51)          (2)      (204)         (71)
                                                                       -----------------------------------------------
    Comprehensive Income                                                     352          197        688          453
                                                                       ===============================================

(1) Net of income taxes for the three months ended September 30, 2007 of $47 million (2006 - $nil) and for the nine months ended September 30, 2007 of $113 million (2006 - $18 million).

(2) Net of income taxes for the three months ended September 30, 2007 of nil (2006 - $nil) and nine months ended September 30, 2007 of $nil (2006 - $nil).

SEE ACCOMPANYING NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

NEXEN INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
Cdn$ millions, except as noted

1.  ACCOUNTING POLICIES


Our Unaudited Consolidated Financial Statements are prepared in accordance with Canadian Generally Accepted Accounting Principles (GAAP). The impact of significant differences between Canadian and United States (US) GAAP on the Unaudited Consolidated Financial Statements is disclosed in Note 16. In the opinion of management, the Unaudited Consolidated Financial Statements contain all adjustments of a normal and recurring nature necessary to present fairly Nexen Inc.'s (Nexen, we or our) financial position at September 30, 2007 and December 31, 2006 and the results of our operations and our cash flows for the three and nine months ended September 30, 2007 and 2006.

We make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Unaudited Consolidated Financial Statements, and revenues and expenses during the reporting period. Our management reviews these estimates, including those related to accruals, litigation, environmental and asset retirement obligations, income taxes, derivative contract assets and liabilities and determination of proved reserves, on an ongoing basis. Changes in facts and circumstances may result in revised estimates and actual results may differ from these estimates. The results of operations and cash flows for the three and nine months ended September 30, 2007 are not necessarily indicative of the results of operations or cash flows to be expected for the year ending December 31, 2007.

These Unaudited Consolidated Financial Statements should be read in conjunction with our Audited Consolidated Financial Statements included in our 2006 Annual Report on Form 10-K. Except as described below, the accounting policies we follow are described in Note 1 of the Audited Consolidated Financial Statements included in our 2006 Annual Report on Form 10-K.

CHANGE IN ACCOUNTING POLICIES
On January 1, 2007, we adopted the following new accounting standards issued by the Canadian Accounting Standards Board (AcSB): FINANCIAL INSTRUMENTS--RECOGNITION AND MEASUREMENT (Section 3855), HEDGES (Section 3865) and COMPREHENSIVE INCOME (Section 1530).

FINANCIAL INSTRUMENTS--RECOGNITION AND MEASUREMENT
Section 3855 requires all financial assets and liabilities to be carried at fair value in the balance sheet with the exception of loans and receivables, investments that are intended to be held to maturity and non-trading financial liabilities which are to be carried at cost or amortized cost.

Realized and unrealized gains and losses on financial assets and liabilities carried at fair value are recognized in the statement of income in the periods such gains and losses arise. Transaction costs related to these financial assets and liabilities are included in the statement of income when incurred. Unrealized gains and losses on financial assets and liabilities carried at cost or amortized cost are recognized in the statement of income when these assets or liabilities settle.

We hold financial instruments that were carried at fair value prior to the adoption of Section 3855 as described in Note 9. The valuation methods we use to determine the fair value of these financial instruments remain unchanged. Financial instruments we carry at cost or amortized cost include our accounts receivable, accounts payable, short-term and long-term debt. Upon adopting
Section 3855 with respect to the amortized cost using the effective interest rate method of our long-term debt, we have reclassed deferred financing costs previously included in deferred charges and other assets as unamortized debt issue costs which reduce the carrying value of our long-term debt.

HEDGES
Section 3865 prescribes new standards for hedge accounting.

For cash flow hedges, changes in the fair value of a financial instrument designated as a cash flow hedge are recognized in the statement of income in the same period as the hedged item. Any fair value change in the financial instrument before that period is recognized on the balance sheet. The effective portion of this fair value change is recognized in other comprehensive income with any ineffectiveness recognized in the statement of income during the period of change.

For fair value hedges, both the financial instrument designated as a fair value hedge and the underlying commitment are recognized on the balance sheet at fair value. Changes in the fair value of both are reflected in the statement of income.

Adoption of these new standards for hedge accounting required us to record unrealized mark-to-market gains on cash flow hedges that were previously not included on our Consolidated Balance Sheet at December 31, 2006 as an adjustment to the opening balance of accumulated other comprehensive income (see Note 9).

COMPREHENSIVE INCOME
Section 1530 provides for a new statement of comprehensive income and establishes accumulated other comprehensive income as a separate component of shareholders' equity. The statement of comprehensive income reflects changes in accumulated other comprehensive income and includes the effective portion of changes in the fair value of financial instruments designated as cash flow hedges, as well as changes in foreign currency translation amounts arising in respect of self-sustaining foreign operations together with the impact of any related hedges. Amounts included in accumulated other comprehensive income are reclassified to the statement of income when realized. On adoption of Section 1530, cumulative foreign currency translation adjustments relating to our self-sustaining foreign operations were reclassed to accumulated other comprehensive income and comparative amounts have been restated.

We adopted these standards prospectively. Comparative amounts for prior periods have not been restated with the exception of amounts related to cumulative foreign currency translation adjustments. Adoption of these standards as at January 1, 2007 had the following impact on our Unaudited Consolidated Balance
Sheet:

                                                                                                   January 1, 2007
                                                                                               Increase/(Decrease)
-------------------------------------------------------------------------------------------------------------------
To Include Unrealized Mark-to-Market Gains on Cash Flow Hedges at December 31, 2006:
    Accounts Receivable                                                                                         25
    Accounts Payable and Accrued Liabilities                                                                   (65)
    Future Income Tax Liabilities                                                                               29
    Accumulated Other Comprehensive Income                                                                      61

To Include Cumulative Foreign Currency Translation in Accumulated Other Comprehensive Income:
    Cumulative Foreign Currency Translation Adjustment                                                         161
    Accumulated Other Comprehensive Income                                                                    (161)

To Include Unamortized Debt Issue Costs with Long-Term Debt:
    Deferred Charges and Other Assets                                                                          (59)
    Long-Term Debt                                                                                             (59)
                                                                                               --------------------

NEW ACCOUNTING PRONOUNCEMENTS
In December 2006, the Canadian Accounting Standards Board (AcSB) issued two new Sections in relation to financial instruments: Section 3862, FINANCIAL INSTRUMENTS - DISCLOSURES, and Section 3863, FINANCIAL INSTRUMENTS -
PRESENTATION. Both sections will become effective for annual and interim periods beginning on or after October 1, 2007 and will require increased disclosure of financial instruments.

In December 2006, the AcSB issued Section 1535, CAPITAL DISCLOSURES, requiring disclosure of information about an entity's capital and the objectives, policies, and processes for managing capital. The standard is effective for annual periods beginning on or after October 1, 2007.

In June 2007, the AcSB issued Section 3031, INVENTORIES, which replaces the existing guidance. The new section is harmonized with International Accounting Standards and provides additional guidance on the measurement and disclosure requirements for inventories. Specifically, Section 3031 requires inventories to be measured at the lower of cost and net realizable value. The new requirements are effective for fiscal years beginning on or after January 1, 2008. We do not expect the adoption of this section to have a material impact on our results of operations or financial position.

2.  ACCOUNTS RECEIVABLE

                                                                                     September 30     December 31
                                                                                             2007            2006
------------------------------------------------------------------------------------------------------------------
Trade
    Marketing                                                                               1,803          2,226
    Oil and Gas                                                                               721            600
    Chemicals and Other                                                                        42             58
                                                                                   -------------------------------
                                                                                            2,566          2,884
Non-Trade                                                                                     127             80
                                                                                   -------------------------------
                                                                                            2,693          2,964
Allowance for Doubtful Receivables                                                            (10)           (13)
                                                                                   -------------------------------
Total                                                                                       2,683          2,951
                                                                                   ===============================

3.  INVENTORIES AND SUPPLIES

                                                                                    September 30     December 31
                                                                                            2007            2006
-----------------------------------------------------------------------------------------------------------------
Finished Products
    Marketing                                                                                490            609
    Oil and Gas                                                                               13             21
    Chemicals and Other                                                                       14             14
                                                                                  -------------------------------
                                                                                             517            644
Work in Process                                                                                4              5
Field Supplies                                                                               107            137
                                                                                  -------------------------------
Total                                                                                        628            786
                                                                                  ===============================

4.  DEFERRED CHARGES AND OTHER ASSETS

                                                                                    September 30     December 31
                                                                                            2007            2006
-----------------------------------------------------------------------------------------------------------------
Long-Term Marketing Derivative Contracts (Note 9)                                            172            153
Deferred Financing Costs (Note 1)                                                              -             59
Asset Retirement Remediation Fund                                                             14             13
Crude Oil Put Options (Note 9)                                                                12             19
Other                                                                                         78             74
                                                                                  -------------------------------
Total                                                                                        276            318
                                                                                  ===============================

5.  SUSPENDED WELL COSTS

The following table shows the changes in capitalized exploratory well costs during the nine month period ended September 30, 2007 and the year ended December 31, 2006, and does not include amounts that were initially capitalized and subsequently expensed in the same period. Capitalized exploratory well costs are included in PP&E.

                                                                  Nine Months Ended       Year Ended
                                                                       September 30      December 31
                                                                               2007             2006
-----------------------------------------------------------------------------------------------------
Balance at Beginning of Period                                                  226              252
    Additions to Capitalized Exploratory Well Costs Pending the
      Determination of Proved Reserves                                          125              129
    Capitalized Exploratory Well Costs Charged to Expense                        (6)             (70)
    Transfers to Wells, Facilities and Equipment Based on
      Determination of Proved Reserves                                          (70)             (84)
    Effects of Foreign Exchange                                                 (28)              (1)
                                                                  -----------------------------------
Balance at End of Period                                                        247              226
                                                                  ===================================

The following table provides an aging of capitalized exploratory well costs based on the date drilling was completed and shows the number of projects for which exploratory well costs have been capitalized for a period greater than one year after the completion of drilling.

                                                                         September 30    December 31
                                                                                 2007           2006
-----------------------------------------------------------------------------------------------------
Capitalized for a Period of One Year or Less                                      131           179
Capitalized for a Period of Greater than One Year                                 116            47
                                                                        -----------------------------
Balance at End of Period                                                          247           226
                                                                        =============================
Number of Projects that have Exploratory Well Costs Capitalized
    for a Period Greater than One Year                                              6             4
                                                                        -----------------------------

As at September 30, 2007, we have exploratory costs that have been capitalized for more than one year relating to our interest in an exploratory block in the Gulf of Mexico ($50 million), our coalbed methane exploratory activities in Canada ($23 million), two exploratory wells on Block 51 in Yemen ($19 million), our interest in an exploratory block offshore Nigeria ($18 million) and an exploratory block in the North Sea ($6 million). We have capitalized costs related to successful wells drilled in Nigeria, Gulf of Mexico, North Sea, and at Block 51 in Yemen. In Canada, we have capitalized exploratory costs relating to our coalbed methane projects. We are assessing all of these wells and projects, and are working with our partners to prepare development plans, drill additional appraisal wells or to assess commercial viability.

6.  LONG-TERM DEBT AND SHORT-TERM BORROWINGS

                                                                   September 30      December 31
                                                                           2007             2006
-------------------------------------------------------------------------------------------------
Term Credit Facilities (US$146 million) (a)                                 146            1,078
Canexus LP Term Credit Facilities (US$189 million)                          188              174
Medium-Term Notes, due 2007 (1)                                               -              150
Medium-Term Notes, due 2008 (2)                                             125              125
Notes, due 2013 (US$500 million)                                            498              583
Notes, due 2015 (US$250 million)                                            249              291
Notes, due 2017 (US$250 million) (b)                                        249                -
Notes, due 2028 (US$200 million)                                            200              233
Notes, due 2032 (US$500 million)                                            498              583
Notes, due 2035 (US$790 million)                                            787              920
Notes, due 2037 (US$1,250 million) (c)                                    1,246                -
Subordinated Debentures, due 2043 (US$460 million)                          458              536
                                                                    -----------------------------
                                                                          4,644            4,673
Unamortized Debt Issue Costs (Note 1)                                       (79)             -
                                                                    -----------------------------
Total Long-Term Debt                                                      4,565            4,673
                                                                    =============================

(1) Amounts due July 2007 were not included in current liabilities as we refinanced this amount with our term credit facilities.

(2) Amounts due June 2008 are not included in current liabilities as we expect to refinance this amount with our term credit facilities.

(a) TERM CREDIT FACILITIES

We have committed, unsecured term credit facilities of $3.1 billion, which are available to 2012. At September 30, 2007, $146 million (US$146 million) was drawn on these facilities (December 31, 2006 - $1,078 million). Borrowings are available as Canadian bankers' acceptances, LIBOR-based loans, Canadian prime loans, US-dollar base rate loans or British pound call-rate loans. Interest is payable monthly at floating rates. The weighted-average interest rate on our term credit facilities was 5.9% for the three months ended September 30, 2007 (2006 - 5.8%) and 5.9% for the nine months ended September 30, 2007 (2006 - 5.7%). At September 30, 2007, $346 million of these facilities were utilized to support outstanding letters of credit (December 31, 2006 - $294 million).

(b) NOTES, DUE 2017

In May 2007, we issued US$250 million of 10 year notes. Interest is payable semi-annually at a rate of 5.65% and the principal is to be repaid in May 2017. We may redeem part or all of the notes at any time. The redemption price will be the greater of par and an amount that provides the same yield as a US Treasury security having a term-to-maturity equal to the remaining term of the notes plus 0.2%. The proceeds were used to repay outstanding term credit facilities.

(c) NOTES, DUE 2037

In May 2007, we issued US$1,250 million of 30 year notes. Interest is payable semi-annually at a rate of 6.40% and the principal is to be repaid in May 2037. We may redeem part or all of the notes at any time. The redemption price will be the greater of par and an amount that provides the same yield as a US Treasury security having a term-to-maturity equal to the remaining term of the notes plus 0.35%. The proceeds were used to repay outstanding term credit facilities.

(d) INTEREST EXPENSE

                                                     Three Months             Nine Months
                                                  Ended September 30        Ended September 30
                                                   2007         2006          2007        2006
-----------------------------------------------------------------------------------------------
Long-Term Debt                                       80           72           244         199
Other                                                 5            5            14          15
                                               ------------------------------------------------
                                                     85           77           258         214
   Less: Capitalized                                (45)         (62)         (124)       (179)
                                               ------------------------------------------------
Total                                                40           15           134          35
                                               ================================================

Capitalized interest relates to and is included as part of the cost of our oil and gas properties. The capitalization rates are based on our weighted-average cost of borrowings.

(e) SHORT-TERM BORROWINGS

Nexen has uncommitted, unsecured credit facilities of approximately $630 million, none of which were drawn at September 30, 2007 (December 31, 2006 - $158 million). We utilized $106 million of these facilities to support outstanding letters of credit at September 30, 2007 (December 31, 2006 - $252 million). Interest is payable at floating rates. The weighted-average interest rate on our short-term borrowings was 5.8% for the three months ended September 30, 2007 (2006 - 5.5%) and 5.8% for the nine months ended September 30, 2007 (2006 - 5.3%).

7.  ASSET RETIREMENT OBLIGATIONS

Changes in carrying amounts of the asset retirement obligations associated with our property, plant and equipment for the nine months ended September 30, 2007 and the year ended December 31, 2006, are as follows:

                                                                 Nine Months Ended      Year Ended
                                                                      September 30     December 31
                                                                              2007            2006
---------------------------------------------------------------------------------------------------
Balance at Beginning of Period                                                 704             611
    Obligations Assumed with Development Activities                             69              75
    Obligations Discharged with Disposed Properties                              -              (1)
    Expenditures Made on Asset Retirements                                     (18)            (44)
    Accretion                                                                   33              37
    Revisions to Estimates                                                      (3)            (10)
    Effects of Foreign Exchange                                                (63)             36
                                                               ------------------------------------
Balance at End of Period (1,2)                                                 722             704
                                                               ====================================

(1) Obligations due within 12 months of $21 million (December 31, 2006 - $21 million) have been included in accounts payable and accrued liabilities.

(2) Obligations relating to our oil and gas activities amount to $676 million (December 31, 2006 - $658 million) and obligations relating to our chemicals business amount to $46 million (December 31, 2006 - $46 million).


Our total estimated undiscounted asset retirement obligations amount to $1,785 million (December 31, 2006 - $1,770 million). We have discounted the total estimated asset retirement obligations using a weighted-average, credit-adjusted risk-free rate of 5.7%. Approximately $103 million included in our asset retirement obligations will be settled over the next five years. The remaining obligations settle beyond five years and will be funded by future cash flows from our operations.

We own interests in assets for which the fair value of the asset retirement obligations cannot be reasonably determined because the assets currently have an indeterminate life and we cannot determine when remediation activities would take place. These assets include our interest in Syncrude's upgrader and sulphur pile. The estimated future recoverable reserves at Syncrude are significant and given the long life of this asset, we are unable to determine when asset retirement activities would take place. Furthermore, the Syncrude plant can continue to run indefinitely with ongoing maintenance activities. The retirement obligations for these assets will be recorded in the first year in which the lives of the assets are determinable.

8.  DEFERRED CREDITS AND OTHER LIABILITIES

                                                                     September 30     December 31
                                                                             2007            2006
--------------------------------------------------------------------------------------------------
Long-Term Marketing Derivative Contracts (Note 9)                              95             199
Deferred Transportation Revenue                                                83              89
Fixed-Price Natural Gas Contracts and Swaps (Note 9)                           57              76
Defined Benefit Pension Obligations                                            52              48
Capital Lease Obligations                                                      50              48
Stock-Based Compensation Liability                                              7               6
Other                                                                          52              50
                                                                     -----------------------------
Total                                                                         396             516
                                                                     =============================

9.  FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

We use derivatives in our marketing group for trading purposes and we also use derivatives to manage commodity price risk for non-trading purposes. Our derivative instruments are carried at fair value on the Unaudited Consolidated Balance Sheet. Our other financial instruments are carried at cost or amortized cost.

(a) CARRYING VALUE AND ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying values, fair values, and unrecognized gains or losses on our outstanding derivatives and other financial liabilities are:

                                                        SEPTEMBER 30, 2007                        DECEMBER 31, 2006
----------------------------------------------------------------------------------------------------------------------------
                                             Carrying       Fair    Unrecognized       Carrying      Fair     Unrecognized
                                                Value      Value     Gain/(Loss)          Value      Value      Gain/(Loss)
                                            -------------------------------------    ---------------------------------------
Derivatives
    Commodity Price Risk
      Non-Trading Activities
        Crude Oil Put Options                      12         12               -             19         19               -
        Fixed-Price Natural Gas Contracts         (68)       (68)              -            (96)       (96)              -
        Natural Gas Swaps                         (17)       (17)              -             (8)        (8)              -

      Trading Activities
        Crude Oil and Natural Gas                 138        138               -            372        372               -
        Future Sale of Gas Inventory                -          -               -              -         25              25

    Foreign Currency Exchange Rate Risk
      Non-Trading Activities                        1          1               -              -          -               -
      Trading Activities                            -          -               -            (12)       (12)              -
                                            -------------------------------------    ---------------------------------------
Total Derivatives                                  66         66               -            275        300              25
                                            =====================================    =======================================

Other Financial Liabilities
      Long-Term Debt                           (4,565)    (4,605)           (40)         (4,673)    (4,728)            (55)
                                            =====================================    =======================================

The estimated fair value of all derivative instruments is based on quoted market prices and, if not available, on estimates from third-party brokers or dealers. Other financial assets used in the normal course of business include cash and cash equivalents, restricted cash and margin deposits and accounts receivable. Other financial liabilities include accounts payable, accrued interest payable, short-term borrowings and long-term debt. Fair value of long-term debt is estimated based on third-party brokers and quoted market prices.

(b) COMMODITY PRICE RISK MANAGEMENT

NON-TRADING ACTIVITIES

We generally sell our crude oil and natural gas under short-term market based contracts.

CRUDE OIL PUT OPTIONS
In 2006, we purchased WTI crude oil put options to provide a base level of price protection without limiting our upside to higher prices. These options establish an annual average WTI floor price of US$50/bbl in 2007 on 105,000 bbls/d at a cost of $26 million. The crude oil put options are stated at fair value and are included in accounts receivable as they settle within 12 months. Any change in fair value is included in marketing and other on the Unaudited Consolidated Statement of Income.

During the second quarter of 2007, we purchased put options on 36 million barrels or about 100,000 bbls/d of our 2008 crude oil production. These options establish a Dated Brent floor price of US$50/bbl on these volumes and are settled annually. The put options were purchased for $24 million and are carried at fair value. Any change in fair value is included in marketing and other income on the Unaudited Consolidated Statement of Income.

                                         Notional                    Average                 Fair
                                          Volumes       Term           Price                Value
--------------------------------------------------------------------------------------------------
                                         (bbls/d)                   (US$/bbl)      (Cdn$ millions)
WTI Crude Oil Put Options                 105,000       2007              50                   -
Dated Brent Crude Oil Put Options         100,000       2008              50                   12
                                                                                   ---------------
                                                                                               12
                                                                                   ===============

FIXED-PRICE NATURAL GAS CONTRACTS AND NATURAL GAS SWAPS
In July and August 2005, we sold certain Canadian oil and gas properties and retained fixed-price natural gas sales contracts that were previously associated with those properties. Since these contracts are no longer used in the normal course of our oil and gas operations, they have been included in the Unaudited Consolidated Balance Sheet at fair value. Amounts settling within 12 months are included in accounts payable and amounts settling greater than 12 months are included in deferred credits and other liabilities. Any change in fair value is included in marketing and other in the Unaudited Consolidated Statement of Income.

                                      Notional                          Average               Fair
                                       Volumes             Term           Price              Value
---------------------------------------------------------------------------------------------------
                                        (Gj/d)                           ($/Gj)     (Cdn$ millions)
Fixed-Price Natural Gas Contracts       15,514      2007 - 2008            2.46                (20)
                                        15,514      2008 - 2010     2.56 - 2.77                (48)
                                                                                    ---------------
                                                                                               (68)
                                                                                    ===============

Following the sale of the Canadian oil and gas properties, we entered into natural gas swaps to hedge our fixed price exposure with floating natural gas prices. Any change in fair value is included in marketing and other in the Unaudited Consolidated Statement of Income. Amounts settling within 12 months are included in accounts receivable and amounts settling greater than 12 months are included in deferred charges and other assets.

                                     Notional                          Average                Fair
                                      Volumes              Term          Price               Value
---------------------------------------------------------------------------------------------------
                                       (Gj/d)                           ($/Gj)     (Cdn$ millions)
Natural Gas Swaps                      15,514       2007 - 2008           7.60                  (8)
                                       15,514       2008 - 2010           7.60                  (9)
                                                                                    ---------------
                                                                                               (17)
                                                                                    ===============

TRADING ACTIVITIES

CRUDE OIL AND NATURAL GAS
We enter into physical purchase and sales contracts as well as financial commodity contracts to enhance our price realizations and lock in our margins. The physical and financial commodity contracts (derivative contracts) are stated at fair value. The $138 million fair value of the derivative contracts at September 30, 2007 is included in the Unaudited Consolidated Balance Sheet and any change is included in marketing and other in the Unaudited Consolidated Statement of Income.

FUTURE SALE OF GAS INVENTORY
In an attempt to mitigate the exposure to fluctuations in cash flow from changes in the price of natural gas we have certain NYMEX futures contracts and swaps in place, which effectively lock in our margins on the future sale of our natural gas inventory in storage. From time to time we have designated, in writing, some of these derivative contracts as cash flow hedges of the future sale of our storage inventory.

With the adoption of Section 3865 HEDGES as described in Note 1, the effective portion of gains and losses relating to cash flow hedges are now included in other comprehensive income until the gains or losses are realized in net income. Prior to the adoption of Section 3865, gains and losses related to derivatives classified as cash flow hedges were unrecognized.

At December 31, 2006, we held NYMEX natural gas futures contracts and swaps that were designated as cash flow hedges on the future sale of natural gas inventory. On adoption of Section 3865, the fair value of $25 million related to these cash flow hedges was recognized in accounts receivable on January 1, 2007. The fair value gain of $16 million, net of income taxes, was included with the opening balance of accumulated other comprehensive income (AOCI). During the first quarter of 2007, the inventory was sold and as a result, gains on these cash flow hedges were recognized in marketing and other in the Unaudited Consolidated Statement of Income.

In late 2006, we de-designated certain futures contracts that had been designated as cash flow hedges of future sales of our natural gas in storage. These contracts were de-designated since it became uncertain that the future sales of natural gas would occur within the designated time frame. As it was reasonably possible that the future sales could have taken place as designated at the inception of the hedging relationship, gains of $65 million on the futures contracts were deferred in accounts payable at December 31, 2006. The adoption of Section 3865 required that the deferred gains ($45 million, net of income taxes) be reclassified to AOCI on January 1, 2007. The gains were recognized in marketing and other in the Unaudited Consolidated Statement of Income during the first quarter of 2007.

At September 30, 2007, there were no cash flow hedges in place.

(c) FOREIGN CURRENCY EXCHANGE RATE RISK MANAGEMENT

NON-TRADING ACTIVITIES

US DOLLAR CALL OPTIONS - CANEXUS

The operations of Canexus are exposed to changes in the US-dollar exchange rate as a portion of their sales are denominated in US dollars and they periodically purchase financial contracts to reduce this exposure. During the quarter, Canexus purchased US-dollar call options, which allows them to sell US$5 million monthly and purchase Canadian dollars at an exchange rate of US$0.95 for the period September 2007 to February 2008. The fair value of these contracts at September 30, 2007 was $1 million. Changes in fair value are included in marketing and other in the Unaudited Consolidated Statement of Income.

TRADING ACTIVITIES

Our sales and purchases of crude oil and natural gas are generally transacted in or referenced to the US dollar, as are most of the financial commodity contracts used by our marketing group. However, we pay for many of our purchases in Canadian dollars. We enter into US-dollar forward contracts and swaps to manage this exposure. Gains and losses on our US-dollar forward contracts and swaps are included in the Unaudited Consolidated Balance Sheet, and any change in fair value is included in marketing and other in the Unaudited Consolidated Statement of Income. At September 30, 2007, the fair value of our US-dollar forward contracts and swaps was immaterial.

(d) TOTAL CARRYING VALUE OF DERIVATIVE CONTRACTS RELATED TO TRADING ACTIVITIES

Amounts related to derivative instruments held by our marketing operation are equal to fair value as we use mark-to-market accounting. The amounts are as follows:

                                                             September 30    December 31
                                                                     2007           2006
-----------------------------------------------------------------------------------------
Accounts Receivable                                                   329           731
Deferred Charges and Other Assets (1)                                 172           153
                                                           ------------------------------
    Total Derivative Contract Assets                                  501           884
                                                           ==============================

Accounts Payable and Accrued Liabilities                              268           325
Deferred Credits and Other Liabilities (1)                             95           199
                                                           ------------------------------
    Total Derivative Contract Liabilities                             363           524
                                                           ==============================

    Total Derivative Contract Net Assets (2)                          138           360
                                                           ==============================

(1) These derivative contracts settle beyond 12 months and are considered non-current.

(2) Comprised of $138 million (2006 - $372 million) related to commodity contracts and gains of $nil (2006 - losses of $12 million) related to US-dollar forward contracts and swaps.

Our exchange-traded derivative contracts are subject to margin deposit requirements. In addition, we may be required to post margin with counterparties in order to satisfy their credit requirements. We have margin deposits of $176 million (December 31, 2006 - $197 million), which have been included in restricted cash and margin deposits on our Unaudited Consolidated Balance Sheet at September 30, 2007.

10. SHAREHOLDERS' EQUITY

DIVIDENDS
Dividends per common share for the three months ended September 30, 2007 were $0.025 (2006 - $0.025). Dividends per common share for the nine months ended September 30, 2007 were $0.075 (2006 - $0.075). Dividends paid to holders of common shares have been designated as "eligible dividends" for Canadian tax purposes.


11. EARNINGS PER COMMON SHARE

Our shareholders approved a split of our issued and outstanding common shares on a two-for-one basis at our annual and special meeting on April 26, 2007. All common share and per common share amounts have been retroactively restated to reflect this share split.

We calculate basic earnings per common share using net income and the weighted-average number of common shares outstanding. We calculate diluted earnings per common share in the same manner as basic, except we use the weighted-average number of diluted common shares outstanding in the denominator.

                                                                         Three Months              Nine Months
                                                                      Ended September 30        Ended September 30
(millions of shares)                                                   2007         2006           2007       2006
-------------------------------------------------------------------------------------------------------------------
Weighted-average number of common shares outstanding                  527.4        524.6          526.8      524.0
Shares issuable pursuant to tandem options                             25.7         27.2           27.0       28.2
Shares to be purchased from proceeds of tandem options                (15.3)       (14.2)         (15.2)     (14.4)
                                                                   ------------------------------------------------
Weighted-average number of diluted common shares outstanding          537.8        537.6          538.6      537.8
                                                                   ================================================

In calculating the weighted-average number of diluted common shares outstanding for the three and nine months ended September 30, 2007, we excluded 80,000 and 45,445 options respectively, because their exercise price was greater than the average common share market price in those periods. In calculating the weighted-average number of diluted common shares outstanding for the three and nine months ended September 30, 2006, all options were included because their exercise price was less than the average common share market price in those periods. During the periods presented, outstanding tandem options were the only potential dilutive instruments.

12. CASH FLOWS

(a) CHARGES AND CREDITS TO INCOME NOT INVOLVING CASH

                                                                         Three Months              Nine Months
                                                                      Ended September 30        Ended September 30
                                                                       2007         2006          2007        2006
-------------------------------------------------------------------------------------------------------------------
Depreciation, Depletion, Amortization and Impairment                    349          244         1,043         770
Stock-Based Compensation                                               (106)         (68)         (132)         44
Future Income Taxes                                                     142           16           303         299
Change in Fair Value of Crude Oil Put Options                            11            5            31           6
Net Income Attributable to Non-Controlling Interests                      7            3            15          12
Other                                                                     1           (1)           26          33
                                                                   ------------------------------------------------
Total                                                                   404          199         1,286       1,164
                                                                   ================================================

(b) CHANGES IN NON-CASH WORKING CAPITAL

                                                                         Three Months              Nine Months
                                                                      Ended September 30        Ended September 30
                                                                       2007         2006          2007        2006
-------------------------------------------------------------------------------------------------------------------
   Accounts Receivable                                                  122         (280)           55         557
   Inventories and Supplies                                             200           11            21        (247)
   Other Current Assets                                                 (29)         (50)          (18)        (29)
   Accounts Payable and Accrued Liabilities                             (76)         603           (80)       (240)
   Accrued Interest Payable                                               3          (16)           14         (18)
                                                                   ------------------------------------------------
Total                                                                   220          268            (8)         23
                                                                   ================================================

Relating to:
   Operating Activities                                                 253          212           (19)        (92)
   Investing Activities                                                 (33)          56            11         115
                                                                   ------------------------------------------------
Total                                                                   220          268            (8)         23
                                                                   ================================================

(c) OTHER CASH FLOW INFORMATION

                                                                          Three Months             Nine Months
                                                                       Ended September 30       Ended September 30
                                                                       2007          2006          2007       2006
-------------------------------------------------------------------------------------------------------------------
Interest Paid                                                            77           87            233        217
Income Taxes Paid                                                       127          109            284        317
                                                                   ------------------------------------------------

13. MARKETING AND OTHER

                                                                          Three Months             Nine Months
                                                                       Ended September 30       Ended September 30
                                                                       2007          2006          2007       2006
-------------------------------------------------------------------------------------------------------------------
Marketing Revenue, Net                                                  219          229            750        959
Change in Fair Value of Crude Oil Put Options                           (11)          (5)           (31)        (6)
Interest                                                                 10            8             29         27
Foreign Exchange Losses                                                 (11)          (1)           (54)       (49)
Other (1)                                                                19           56             79        158
                                                                   ------------------------------------------------
Total                                                                   226          287            773      1,089
                                                                   ================================================

(1) Other income for the three and nine months ended September 30, 2006 includes $50 million of business interruption insurance proceeds relating to production losses caused by Gulf of Mexico Hurricanes in 2005. Other income for the nine months ended September 30, 2006 includes $74 million of business interruption insurance proceeds relating to generator failures in 2005 at our UK oil and gas operations.


14. COMMITMENTS, CONTINGENCIES AND GUARANTEES

As described in Note 15 to the Audited Consolidated Financial Statements included in our 2006 Annual Report on Form 10-K, there are a number of lawsuits and claims pending, the ultimate results of which cannot be ascertained at this time. We record costs as they are incurred or become determinable. We believe the resolution of these matters would not have a material adverse effect on our liquidity, consolidated financial position or results of operations.

15. OPERATING SEGMENTS AND RELATED INFORMATION

Nexen is involved in activities relating to Oil and Gas, Energy Marketing, Syncrude and Chemicals in various geographic locations as described in Note 20 to the Audited Consolidated Financial Statements included in our 2006 Annual Report on Form 10-K.


THREE MONTHS ENDED SEPTEMBER 30, 2007
                                                                                                           Corporate
                                                                               Energy                            and
                                             Oil and Gas                    Marketing  Syncrude  Chemicals     Other       Total
---------------------------------------------------------------------------------------------------------------------------------
                                                                     Other
                                                United    United Countries
                              Yemen   Canada    States   Kingdom       (1)
                             ----------------------------------------------
Net Sales                       280      101       137       608        42         13       160        105         -       1,446
Marketing and Other               2        -         1         7         -        219         -          9       (12)(2)     226
                             ----------------------------------------------------------------------------------------------------
Total Revenues                  282      101       138       615        42        232       160        114       (12)      1,672
Less: Expenses
 Operating                       43       49        21        50         2          7        53         58         -         283
 Depreciation, Depletion,
   Amortization and
    Impairment                   54       41        66       151         2          3        14         11         7         349
 Transportation and Other         2        5         -         -         -        211         4         10         6         238
 General and Administrative(3)   (7)     (10)        5        (2)       (3)        15         1          7         1           7
 Exploration                      -        4        33        12        18(4)       -         -          -         -          67
 Interest                         -        -         -         -         -          -         -          3        37          40
                             ----------------------------------------------------------------------------------------------------
Income (Loss)
 before Income Taxes            190       12        13       404        23         (4)       88         25       (63)        688
Less: Provision for
(Recovery
 of) Income Taxes                63(5)     4         4       206        (3)        (1)       26          8       (29)        278
Less: Non-Controlling
 Interests                        -       -          -         -         -          -         -          7         -           7
                             ----------------------------------------------------------------------------------------------------
Net Income (Loss)               127        8         9       198        26         (3)       62         10       (34)        403
                             ====================================================================================================

Identifiable Assets             378    4,961(6)  1,786     4,616       272      2,983(7)  1,190        470       215      16,871
                             ====================================================================================================

Capital Expenditures
 Development and Other           32      304        98       136        20          1        12         13        11         627
 Exploration                      1       42        90        31         6          -         -          -         -         170
 Proved Property Acquisitions     -        -       104(8)      -         -          -         -          -         -         104
                             ----------------------------------------------------------------------------------------------------
                                 33      346       292       167        26          1        12         13        11         901
                             ====================================================================================================

Property, Plant and Equipment
 Cost                         2,148    6,265     2,921      4,576       243        230    1,324        809       314      18,830
 Less: Accumulated DD&A       1,930    1,560     1,349        746        75         54      209        452       164       6,539
                             ----------------------------------------------------------------------------------------------------
Net Book Value                  218    4,705(6)  1,572      3,830       168        176    1,115        357       150      12,291
                             ====================================================================================================

(1) Includes results of operations from producing activities in Colombia.
(2) Includes interest income of $10 million, foreign exchange losses of $11 million and decrease in the fair value of crude oil put options of $11 million.
(3) Includes recovery of stock-based compensation of $77 million.
(4) Includes exploration activities primarily in Nigeria, Norway and Colombia.
(5) Includes Yemen cash taxes of $65 million.
(6) Includes costs of $2,533 million related to our Long Lake project, which are not being depreciated, depleted or amortized.
(7) Approximately   77%  of  Marketing's   identifiable   assets  are  accounts
    receivable and inventories.
(8) Includes acquisition of producing properties in the Gulf of Mexico.

NINE MONTHS ENDED SEPTEMBER 30, 2007
                                                                                                           Corporate
                                                                               Energy                            and
                                             Oil and Gas                    Marketing   Syncrude  Chemicals     Other       Total
---------------------------------------------------------------------------------------------------------------------------------
                                                                    Other
                                               United    United Countries
                              Yemen   Canada   States   Kingdom       (1)
                             ----------------------------------------------
Net Sales                       811      329      453     1,544       106          36        394        312         -       3,985
Marketing and Other               8        4        1        35         -         750          -         31       (56)(2)     773
                             -----------------------------------------------------------------------------------------------------
Total Revenues                  819      333      454     1,579       106         786        394        343       (56)      4,758
Less: Expenses
 Operating                      127      130       75       156         6          26        151        191         -         862
 Depreciation, Depletion,
   Amortization and
    Impairment                  176      123      212       423         8          10         39         33        19       1,043
 Transportation and Other         6       18        -         -         -         620         13         29         8         694
 General and Administrative(3)  (10)      30       19         -        22          68          1         24        93         247
 Exploration                      5       18       95        50        53(4)        -          -          -         -         221
 Interest                         -        -        -         -         -           -          -          9       125         134
                             -----------------------------------------------------------------------------------------------------
Income (Loss)
 before Income Taxes            515       14       53       950        17          62        190         57      (301)      1,557
Less: Provision for
(Recovery
 of) Income Taxes               176(5)     4       18       490         4          25         56         17      (140)        650
Less: Non-Controlling
 Interests                        -        -        -         -         -           -          -         15         -          15
                             -----------------------------------------------------------------------------------------------------
Net Income (Loss)               339       10       35       460        13          37        134         25      (161)        892
                             =====================================================================================================

Identifiable Assets             378    4,961(6) 1,786     4,616       272       2,983(7)   1,190        470       215      16,871
                             =====================================================================================================

Capital Expenditures
 Development and Other           95      976      365       434        35           2         27         39        31       2,004
 Exploration                     11       87      153        94        32           -          -          -         -         377
 Proved Property Acquisitions     -        -      104(8)     46(9)      -           -          -          -         -         150
                             -----------------------------------------------------------------------------------------------------
                                106    1,063      622       574        67           2         27         39        31       2,531
                             =====================================================================================================

Property, Plant and Equipment
 Cost                         2,148    6,265    2,921     4,576       243         230      1,324        809       314      18,830
 Less: Accumulated DD&A       1,930    1,560    1,349       746        75          54        209        452       164       6,539
                             -----------------------------------------------------------------------------------------------------
Net Book Value                  218    4,705(6) 1,572     3,830       168         176      1,115        357       150      12,291
                             =====================================================================================================

(1) Includes results of operations from producing activities in Colombia.
(2) Includes interest income of $29 million, foreign exchange losses of $54 million and decrease in the fair value of crude oil put options of $31 million.
(3) Includes recovery of stock-based compensation of $16 million.
(4) Includes exploration activities primarily in Nigeria, Norway and Colombia.
(5) Includes Yemen cash taxes of $174 million.
(6) Includes costs of $2,533 million related to our Long Lake project, which are not being depreciated, depleted or amortized.
(7) Approximately   77%  of  Marketing's   identifiable   assets  are  accounts
    receivable and inventories.
(8) Includes acquisition of producing properties in the Gulf of Mexico.
(9) Includes acquisition of additional interests in the Scott and Telford fields.

THREE MONTHS ENDED SEPTEMBER 30, 2006

                                                                                                           Corporate
                                                                               Energy                            and
                                             Oil and Gas                    Marketing  Syncrude  Chemicals     Other        Total
----------------------------------------------------------------------------------------------------------------------------------
                                                                     Other
                                              United     United  Countries
                              Yemen   Canada  States    Kingdom        (1)
                             ----------------------------------------------
Net Sales                       337      118     154        104         41         12       130        101         -          997
Marketing and Other               2        1      51(2)       2          -        229         -          -         2(3)       287
                             -----------------------------------------------------------------------------------------------------
Total Revenues                  339      119     205        106         41        241       130        101         2        1,284
Less: Expenses
 Operating                       36       35      27         21          2          6        42         60         -          229
 Depreciation, Depletion,
   Amortization and
    Impairment                   80       40      51         43          3          2         8         10         7          244
 Transportation and Other         1       11       -          -          -        173         3         11       134(5)       333
 General and Administrative(4)   (3)       5      (1)         -          5         18         -          7        20           51
 Exploration                      1        4      63          5          9(6)       -         -          -         -           82
 Interest                         -        -       -          -          -          -         -          3        12           15
                             -----------------------------------------------------------------------------------------------------
Income (Loss)
 before Income Taxes            224       24      65         37         22         42        77         10      (171)         330
Less: Provision for
(Recovery
 of) Income Taxes                78(7)     8      22          9          8         12        25          3       (37)         128
Less: Non-Controlling
 Interests                        -        -       -          -          -          -         -          3         -            3
                             -----------------------------------------------------------------------------------------------------
Net Income (Loss)               146       16      43         28         14         30        52          4      (134)         199
                             =====================================================================================================

Identifiable Assets             539    3,601   1,539      5,029        185      3,030(8)  1,199        461       312       15,895
                             =====================================================================================================

Capital Expenditures
 Development and Other           35      362     131        131          7          9        17          4        13          709
 Exploration                     13       89      43         10          6          -         -          -         -          161
 Proved Property Acquisitions     -        9       -          -          -          -         -          -         -            9
                             -----------------------------------------------------------------------------------------------------
                                 48      460     174        141         13          9        17          4        13          879
                             =====================================================================================================

Property, Plant and Equipment
 Cost                         2,282    4,825   2,646      4,292        210        219     1,306        836       276       16,892
 Less: Accumulated DD&A       2,003    1,403   1,243        358         73         44       179        483       144        5,930
                             -----------------------------------------------------------------------------------------------------
Net Book Value                  279    3,422   1,403      3,934        137        175     1,127        353       132       10,962
                             =====================================================================================================

(1)  Includes results of operations from producing activities in Colombia.
(2) Includes $50 million of business interruption insurance proceeds related to production losses caused by Gulf of Mexico hurricanes in 2005.
(3) Includes interest income of $8 million, foreign exchange losses of $1 million and decrease in the fair value of crude oil put options of $5 million.
(4) Includes stock-based compensation expense recovery of $23 million.
(5) Includes $134 million accrual with respect to the Block 51 arbitration.
(6) Includes exploration activities primarily in Nigeria and Colombia.
(7) Includes Yemen cash taxes of $76 million.
(8) Approximately   85%  of  Marketing's   identifiable   assets  are  accounts
    receivable and inventories.

NINE MONTHS ENDED SEPTEMBER 30, 2006
                                                                                                            Corporate
                                                                               Energy                             and
                                             Oil and Gas                    Marketing   Syncrude  Chemicals     Other       Total
----------------------------------------------------------------------------------------------------------------------------------
                                                                     Other
                                               United    United  Countries
                              Yemen   Canada   States   Kingdom        (1)
                             ---------------------------------------------
Net Sales                     1,029      351      496       372        108         26        328        306         -       3,016
Marketing and Other               6        7       51(2)     81(3)       1        959          -         12       (28)(4)   1,089
                             -----------------------------------------------------------------------------------------------------
Total Revenues                1,035      358      547       453        109        985        328        318       (28)      4,105
Less: Expenses
 Operating                      110      103       79        63          5         18        139        185         -         702
 Depreciation, Depletion,
   Amortization and
    Impairment                  248      115      155       168          8          6         19         30        21         770
 Transportation and Other         4       22        -         -          -        591         14         31       134(5)      796
 General and Administrative(6)   11       56       44         6         30         93          -         20       119         379
 Exploration                      1       18      140        33         39(7)       -          -          -         -         231
 Interest                         -        -        -         -          -          -          -          8        27          35
                             -----------------------------------------------------------------------------------------------------
Income (Loss)
 before Income Taxes            661       44      129       183         27        277        156         44      (329)      1,192
Less: Provision for
(Recovery
 of) Income Taxes               231(8)   (18)      44       333(9)      10        113         51         14      (122)        656
Less: Non-Controlling
 Interests                        -        -        -         -          -          -          -         12         -          12
                             -----------------------------------------------------------------------------------------------------
Net Income (Loss)               430       62       85      (150)        17        164        105         18      (207)        524
                             =====================================================================================================

Identifiable Assets             539    3,601    1,539     5,029        185      3,030(10)  1,199        461       312      15,895
                             =====================================================================================================

Capital Expenditures
 Development and Other          110      996      275       410         20         44         74         14        30       1,973
 Exploration                     28      206      155        35         21          -          -          -         -         445
 Proved Property Acquisitions     -       11        -         1          -          -          -          -         -          12
                             -----------------------------------------------------------------------------------------------------
                                138    1,213      430       446         41         44         74         14        30       2,430
                             =====================================================================================================

Property, Plant and Equipment
 Cost                         2,282    4,825    2,646     4,292        210        219      1,306        836       276      16,892
 Less: Accumulated DD&A       2,003    1,403    1,243       358         73         44        179        483       144       5,930
                             -----------------------------------------------------------------------------------------------------
Net Book Value                  279    3,422    1,403     3,934        137        175      1,127        353       132      10,962
                             =====================================================================================================

(1) Includes results of operations from producing activities in Colombia.
(2) Includes $50 million of business interruption insurance proceeds related to production losses caused by Gulf of Mexico hurricanes in 2005.
(3) Includes proceeds of $74 million from business interruption insurance claims for generator failures in 2005 at our UK oil and gas operations.
(4) Includes interest income of $27 million, foreign exchange losses of $49 million and decrease in the fair value of crude oil put options of $6 million.
(5) Includes $134 million accrual with respect to the Block 51 arbitration.
(6) Includes stock-based compensation expense of $133 million.
(7) Includes exploration activities primarily in Nigeria and Colombia.
(8) Includes Yemen cash taxes of $224 million.
(9) Includes future income tax expense of $277 million related to an increase in the supplemental tax rate on oil and gas activities in the United Kingdom.
(10)Approximately  85%  of  Marketing's   identifiable   assets  are  accounts
    receivable and inventories.

16. DIFFERENCES   BETWEEN  CANADIAN  AND  US  GENERALLY   ACCEPTED   ACCOUNTING
    PRINCIPLES

The Unaudited Consolidated Financial Statements have been prepared in accordance with Canadian GAAP. The US GAAP Unaudited Consolidated Statement of Income and Balance Sheet and summaries of differences from Canadian GAAP are as follows:

(a) UNAUDITED CONSOLIDATED STATEMENT OF INCOME - US GAAP
    FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30

                                                                       Three Months                Nine Months
                                                                    Ended September 30         Ended September 30
(Cdn$ millions, except per share amounts)                            2007         2006         2007          2006
------------------------------------------------------------------------------------------------------------------
REVENUES AND OTHER INCOME
    Net Sales                                                       1,446          997        3,985         3,016
    Marketing and Other (i)                                           226          298          771         1,111
                                                               ---------------------------------------------------
                                                                    1,672        1,295        4,756         4,127
                                                               ---------------------------------------------------
EXPENSES
    Operating (ii)                                                    292          231          884           708
    Depreciation, Depletion, Amortization and Impairment              349          244        1,043           770
    Transportation and Other                                          238          333          694           796
    General and Administrative (iv)                                    18           69          268           412
    Exploration                                                        67           82          221           231
    Interest                                                           40           15          134            35
                                                               ---------------------------------------------------
                                                                    1,004          974        3,244         2,952
                                                               ---------------------------------------------------

INCOME BEFORE INCOME TAXES                                            668          321        1,512         1,175
                                                               ---------------------------------------------------

PROVISION FOR INCOME TAXES
    Current                                                           136          112          347           357
    Deferred (i) - (iv)                                               137          290          290           294
                                                               ---------------------------------------------------
                                                                      273          402          637           651
                                                               ---------------------------------------------------

NET INCOME (LOSS) BEFORE NON-CONTROLLING INTERESTS                    395          (81)         875           524
    Less: Net Income Attributable to Non-Controlling Interests         (7)          (3)         (15)          (12)
                                                               ---------------------------------------------------

NET INCOME (LOSS) - US GAAP (1)                                       388          (84)         860           512
                                                               ===================================================

EARNINGS (LOSS) PER COMMON SHARE ($/share)
    Basic (Note 11)                                                  0.74        (0.16)        1.63          0.98
                                                               ===================================================

    Diluted (Note 11)                                                0.72        (0.16)        1.60          0.95
                                                               ===================================================


(1) Reconciliation of Canadian and US GAAP Net Income
                                                                       Three Months               Nine Months
                                                                    Ended September 30         Ended September 30
                                                                     2007         2006         2007          2006
    --------------------------------------------------------------------------------------------------------------
      Net Income - Canadian GAAP                                      403          199          892           524
      Impact of US Principles, Net of Income Taxes:
        Ineffective Portion of Cash Flow Hedges (i)                     -            7           (2)           14
        Pre-operating Costs (ii)                                       (7)          (1)         (15)           (4)
        Deferred Income Taxes (iii)                                     -         (277)           -             -
        Liability-based Stock Compensation Plans (iv)                  (8)         (12)         (15)          (22)
                                                               ---------------------------------------------------
      Net Income (Loss) - US GAAP                                     388          (84)         860           512
                                                               ===================================================

(b) UNAUDITED CONSOLIDATED BALANCE SHEET - US GAAP

                                                                                  September 30    December 31
(Cdn$ millions, except share amounts)                                                     2007           2006
--------------------------------------------------------------------------------------------------------------
ASSETS
    CURRENT ASSETS
      Cash and Cash Equivalents                                                            172            101
      Restricted Cash and Margin Deposits                                                  176            197
      Accounts Receivable                                                                2,683          2,976
      Inventories and Supplies                                                             628            786
      Deferred Income Tax Asset                                                             73            479
      Other                                                                                 77             67
                                                                                 -----------------------------
        Total Current Assets                                                             3,809          4,606
                                                                                 -----------------------------

    PROPERTY, PLANT AND EQUIPMENT
      Net of Accumulated Depreciation, Depletion, Amortization and
         Impairment of $6,932 (December 31, 2006 - $6,792) (ii); (vi)                   12,222         11,692
    DEFERRED INCOME TAX ASSETS                                                             167            141
    DEFERRED CHARGES AND OTHER ASSETS                                                      276            263
    GOODWILL                                                                               328            377
                                                                                 -----------------------------
TOTAL ASSETS                                                                            16,802         17,079
                                                                                 =============================

LIABILITIES AND SHAREHOLDERS' EQUITY
    CURRENT LIABILITIES
      Short-Term Borrowings                                                                  -            158
      Accounts Payable and Accrued Liabilities (iv)                                      3,454          3,839
      Accrued Interest Payable                                                              67             55
      Dividends Payable                                                                     13             13
                                                                                 -----------------------------
        Total Current Liabilities                                                        3,534          4,065
                                                                                 -----------------------------

    LONG-TERM DEBT                                                                       4,565          4,618
    DEFERRED INCOME TAX LIABILITIES (i) - (vi)                                           2,178          2,427
    ASSET RETIREMENT OBLIGATIONS                                                           701            683
    DEFERRED CREDITS AND LIABILITIES (v)                                                   477            597
    NON-CONTROLLING INTERESTS                                                               75             75
    SHAREHOLDERS' EQUITY
      Common Shares, no par value
        Authorized:   Unlimited
        Outstanding:  2007 - 527,429,968 shares
                      2006 - 525,026,412 shares                                            891            821
      Contributed Surplus                                                                    3              4
      Retained Earnings (i) - (vi)                                                       4,738          3,945
      Accumulated Other Comprehensive Income (i); (v)                                     (360)          (156)
                                                                                 -----------------------------
          Total Shareholders' Equity                                                     5,272          4,614
                                                                                 -----------------------------
     COMMITMENTS, CONTINGENCIES AND GUARANTEES

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                              16,802         17,079
                                                                                 =============================

(c) UNAUDITED  CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME - US GAAP
    FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30

                                                                  Three Months                   Nine Months
                                                               Ended September 30             Ended September 30
(Cdn$ millions)                                              2007            2006           2007            2006
-----------------------------------------------------------------------------------------------------------------
Net Income (Loss) - US GAAP                                   388             (84)           860             512
Other Comprehensive Income, Net of Income Taxes:
    Foreign Currency Translation Adjustment                   (51)             (6)          (143)            (71)
    Change in Mark to Market on Cash Flow Hedges (i)            -              46            (61)             66
                                                          -------------------------------------------------------
Comprehensive Income (Loss)                                   337             (44)           656             507
                                                          =======================================================

(d) UNAUDITED  CONSOLIDATED STATEMENT OF ACCUMULATED OTHER COMPREHENSIVE
    INCOME - US GAAP

                                                                 September 30   December 31
(Cdn$ millions)                                                          2007          2006
--------------------------------------------------------------------------------------------
Foreign Currency Translation Adjustment                                  (304)         (161)
Mark to Market on Cash Flow Hedges (i)                                      -            61
Unamortized Defined Benefit Pension Costs (v)                             (56)          (56)
                                                                ----------------------------
                                                                         (360)         (156)
                                                                ============================

NOTES:
i. Under US GAAP, all derivative instruments are recognized on the balance sheet as either an asset or a liability measured at fair value. Changes in the fair value of derivatives are recognized in earnings unless specific hedge criteria are met. On January 1, 2007, we adopted the equivalent Canadian standard for derivative instruments.

      CASH FLOW HEDGES
      Changes in the fair value of derivatives that are designated as cash flow hedges are recognized in earnings in the same period as the hedged item. Any fair value change in a derivative before that period is recognized on the balance sheet. The effective portion of that change is recognized in other comprehensive income with any ineffectiveness recognized in net income during the period of change.

      FUTURE SALE OF GAS INVENTORY: At December 31, 2006, accounts receivable includes gains of $25 million on futures contracts and swaps we used to hedge commodity price risk on the future sale of our gas inventory. Gains of $23 million ($16 million, net of income taxes) related to the effective portion and deferred in AOCI at December 31, 2006, were recognized in marketing and other in the first quarter of 2007. The ineffective portion of the gains of $2 million ($2 million, net of income taxes) was recognized in marketing and other in 2006 under US GAAP. Under Canadian GAAP, the ineffective portion was recognized in net income in the first quarter of 2007.

      Our US GAAP net income for the nine months ended September 30, 2006 includes $22 million of gains ($14 million, net of income taxes) relating to the ineffective portion of cash flow hedges.

      Also included in AOCI at December 31, 2006 are gains of $65 million ($45 million, net of income taxes) related to de-designated cash flow hedges. These gains were recognized in marketing and other in the first quarter of 2007. Under Canadian GAAP, these deferred gains are included in accounts payable and accrued liabilities at December 31, 2006 and have been recognized in marketing and other income in the first quarter of 2007.

      At September 30, 2007, there were no cash flow hedges in place.

      FAIR VALUE HEDGES
      Both the derivative instrument and the underlying commitment are recognized on the balance sheet at their fair value. The change in fair value of both is reflected in earnings. At September 30, 2007 and at December 31, 2006, we had no fair value hedges in place.

ii. Under Canadian GAAP, we defer certain development costs and all pre-operating revenues and costs to property, plant and equipment. Under US principles, these costs have been included in operating expenses. As a result:

      o operating expenses include pre-operating costs of $9 million and $22 million for the three and nine months ended September 30, 2007, respectively ($7 million and $15 million, respectively, net of income taxes) (2006 - $2 million and $6 million, respectively ($1 million and $4 million, respectively, net of income taxes)); and

      o property, plant and equipment is lower under US GAAP by $50 million (December 31, 2006 - $28 million).

iii. Under US GAAP, enacted tax rates are used to calculate deferred income taxes, whereas under Canadian GAAP, substantively enacted rates are used. During the first quarter of 2006, the UK government substantively enacted increases to the supplementary tax on oil and gas activities from 10% to 20%, effective January 1, 2006. This created a $277 million future income tax expense during the first quarter of 2006 under Canadian GAAP. During the third quarter of 2006, the UK government enacted the revised tax rates and we recognized the $277 million deferred income tax expense in our US GAAP net income for the three months ended September 30, 2006.

iv. Under Canadian principles, we record obligations for liability-based stock compensation plans using the intrinsic-value method of accounting. Under US principles, obligations for liability-based stock compensation plans are recorded using the fair-value method of accounting. We are also required to accelerate the recognition of stock-based compensation expense for all stock-based awards made to our retirement-eligible employees under Canadian GAAP. However, under US GAAP, the accelerated recognition for such employees is only required for stock-based awards granted on or after January 1, 2006. As a result:

      o general and administrative expense is higher by $11 million and $21 million for the three and nine months ended September 30, 2007, respectively ($8 million and $15 million, respectively, net of income taxes) (2006 - higher by $18 million and $33 million, respectively ($12 million and $22 million, respectively, net of income taxes)); and

      o accounts payable and accrued liabilities are higher by $46 million as at September 30, 2007 (December 31, 2006 - $25 million).

v. On December 31, 2006, we adopted FASB Statement 158 EMPLOYERS' ACCOUNTING FOR DEFINED BENEFIT PENSION AND OTHER POSTRETIREMENT PLANS (FAS 158). At September 30, 2007, the unfunded amount of our defined benefit pension plans was $81 million. This amount has been included in deferred credits and other liabilities and $56 million, net of income taxes has been included in AOCI. Prior to the adoption of FAS 158 on December 31, 2006, we included our minimum unfunded pension liability in deferred credits and other liabilities and in AOCI.

vi. On January 1, 2003, we adopted FASB Statement 143, ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS (FAS 143) for US GAAP reporting purposes. We adopted the equivalent Canadian standard for asset retirement obligations on January 1, 2004. These standards are consistent except for the adoption date which results in our property, plant and equipment under US GAAP being lower by $19 million.

STOCK-BASED COMPENSATION EXPENSE FOR RETIRED AND RETIREMENT-ELIGIBLE EMPLOYEES Under US GAAP, we recognize stock-based compensation expense for our retired and retirement-eligible employees over an accelerated vesting period in accordance with the provisions of Statement 123(R) for stock-based awards granted to employees on or after January 1, 2006. For stock-based awards granted prior to the adoption of Statement 123(R), stock-based compensation expense for our retired and retirement-eligible employees is recognized over a graded vesting period. If we applied the accelerated vesting provisions of
Statement 123(R) to stock-based awards granted to our retired and retirement-eligible employees prior to the adoption of Statement 123(R), there would be no material change to our stock-based compensation expense for the three and nine months ended September 30, 2007 and 2006.


CHANGES IN ACCOUNTING POLICIES - US GAAP
INCOME TAXES
On  January  1,  2007,  we  adopted  FASB   Interpretation  48  ACCOUNTING  FOR
UNCERTAINTY IN INCOME TAXES (FIN 48) with respect to FAS 109 ACCOUNTING FOR INCOME TAXES regarding accounting and disclosure for uncertain tax positions. On the adoption of FIN 48, we recorded a cumulative effect of a change in accounting principle of $28 million. This amount increased our deferred income tax liabilities, with a corresponding decrease to our retained earnings as at January 1, 2007 in our US GAAP - Unaudited Consolidated Balance Sheet. As at September 30, 2007, the total amount of our unrecognized tax benefits was approximately $210 million, all of which, if recognized, would affect our effective tax rate. As at September 30, 2007, the total amount of interest and penalties in relation to uncertain tax positions recognized in deferred income tax liabilities in the US GAAP - Unaudited Consolidated Balance Sheet is approximately $10 million. We had no interest or penalties in the US GAAP - Unaudited Consolidated Statement of Income for the first nine months of 2007. Our income tax filings are subject to audit by taxation authorities and as at September 30, 2007 the following tax years remained subject to examination; (i) Canada - 1985 to date, (ii) United Kingdom - 2002 to date and (iii) United States - 2004 to date. We do not anticipate any material changes to the unrecognized tax benefits previously disclosed within the next twelve months.


NEW US ACCOUNTING PRONOUNCEMENTS
In September 2006, the Financial Accounting Standards Board (FASB) issued Statement 157, FAIR VALUE MEASUREMENTS. Statement 157 defines fair value, establishes a framework for measuring fair value under US generally accepted accounting principles and expands disclosures about fair value measurements. This statement is effective for fiscal years beginning after November 15, 2007. We do not expect the adoption of this statement to have a material impact on our results of operations or financial position.

Effective December 31, 2006, we adopted the recognition and disclosure provisions of FASB Statement 158, EMPLOYERS' ACCOUNTING FOR DEFINED BENEFIT PENSION AND OTHER POSTRETIREMENT PLANS. This statement also requires measurement of the funded status of a plan as of the balance sheet date. The measurement provisions of the statement are effective for fiscal years ending after December 15, 2008. We do not expect the adoption of the change in measurement date in 2008 to have a material impact on our results of operations or financial position.

In February 2007, FASB issued Statement 159, THE FAIR VALUE OPTION FOR FINANCIAL ASSETS AND FINANCIAL LIABILITIES. The statement allows for the elective measurement of eligible financial instruments and certain other items at fair value in order to mitigate volatility in reported earnings without having to apply complex and detailed hedge accounting rules. This statement is effective for fiscal years beginning after November 15, 2007. We do not expect the adoption of this statement to have a material impact on our results of operations or financial position.